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                                     EX-2.1




                                DATED 18 May 1997




                           VISUAL ACTION HOLDINGS PLC


                                     - and -


                            PANAVISION EUROPE LIMITED


                                     - and -


                                 PANAVISION INC







                                    AGREEMENT

                        for the sale and purchase of the
                    share capital of Samuelson Group Limited








                  Adelaide House London Bridge London EC4R 9HA
                    Telephone 0171 623 3144 Fax 0171 623 4416

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DATED: 18 May  1997

PARTIES:

1. "Vendor": VISUAL ACTION HOLDINGS PLC (registered no. 3054629) whose registered office is at Unit 27, 12 Taunton Road, The Metropolitan Centre, Greenford, Middlesex UB6 8UQ.

2. "Purchaser": PANAVISION EUROPE LIMITED (registered no. 2532311) whose registered office is at The Old House, Shepperton Studios, Shepperton, Middlesex TW17 0QD.

3. "Panavision": PANAVISION, INC (a corporation incorporated under the laws of the State of Delaware, United States of America) whose principal office is at 6219 De Soto Avenue, Woodland Hills, California.

OPERATIVE PROVISIONS

1          Definitions

1.1 In this agreement, including the Schedules, the following words and expressions have the meanings stated, unless they are inconsistent with the context:-

           "Accounts Date"

           31 December 1996 (being the date to which the Last Accounts were prepared).

           "Agreed Form"

           a form agreed between the parties, a copy of which has been initialled for the purpose of identification by their respective solicitors.

           "Business Day"






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           any day (excluding Saturdays and Sundays) on which clearing banks in the City of London are open for business.

           "CA"

           Companies Act 1985.

           "Certificates"

           means the certificates of title in respect of the Certificated Properties prepared by the Vendor's Solicitors and addressed to the Vendor and the Purchaser.

           "Certificated Properties"

           the Properties identified by an asterisk in part 1 of Schedule 4 as being those in respect of which Certificates will be provided by the Vendor's Solicitors at Completion.

           "CHL"

           means Cine Holdings Limited.

           "CHL VAT Group"

           means the group of companies of which CHL is the representative member for the purposes of VAT under VATA s43, such group being registered under number 512632087.

           "Companies"

           all or, as the context requires, any of Samuelson Group, VDI and Visual Action (NZ) and "Company" shall be construed accordingly.

           "Companies Acts"

           CA, the former Companies Acts (within the meaning of CA s735(1)) and the Companies Act 1989.





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           "Completion"

           completion of the purchase of the Shares in accordance with clause 4.

           "Condition"

           the condition set out in clause 5.

           "Consideration"

           the sum of (pound)37.5 million referred to in clause 3.1, as it may be adjusted in accordance with this agreement.

           "CVL"

           means Cine Video Limited.

           "Disclosure Letter"

           the disclosure letter, of today's date, from the Vendor to the Purchaser.

           "Employee Letters"

           the letters to certain key executives of the Group Companies in Agreed Form to be delivered to those executives following Completion.

           "Encumbrance"

           means mortgage, charge, pledge, lien (other than any lien arising in the ordinary course of business), or corresponding security interest in the case of jurisdictions outside the United Kingdom, or option or right of pre-emption or any other right or entitlement in favour of any person other than a Group Company.

           "Finally Determined"





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           bears the meaning in the Tax Deed.

           "Financial Statements"

           the combined balance sheet of Samuelson Group and its Subsidiary Undertakings and of VDI and Visual Action (NZ) prepared and adjusted in accordance with clause 9.2.

           "FRS"

           a financial reporting standard issued or adopted by The Accounting Standards Board Limited.

           "Group"

           the Companies and their respective Subsidiary Undertakings.

           "Group Company"

           each Company and each of its Subsidiary Undertakings as at Completion, details of which are set out in Schedule 1.

           "ICTA"

           means Income and Corporation Taxes Act 1988.

           "Intellectual Property Rights"

           has the meaning set out in paragraph 13 of Schedule 2.

           "Inter-Company Debt"

           all indebtedness owed by any Group Company to the Vendor or any member of the Remaining Group at Completion as identified (but not finally quantified) in the Statement of Debt Transactions in the Agreed Form.

           "Last Accounts"





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           the audited balance sheet of each Company and its respective
           Subsidiary Undertakings as at the Accounts Date, the audited profit and loss account for the year ended on the Accounts Date of each Company and its respective Subsidiary Undertakings and the audited cash flow statement of each Company and its respective Subsidiary Undertakings for the year ended on the Accounts Date, together with the directors' report and the notes thereon.

           "Net Assets"

           an amount equal to the aggregate of the net assets of Samuelson Group and the equivalent amounts for VDI and Visual Action (NZ), as shown in the Financial Statements.

           "NZ Share Sale Agreement"

           the agreement of today's date between the Vendor and Panavision providing for the sale and purchase of the entire issued share capital of Visual Action (NZ).

           "Overseas Banks"

           National Australia Bank, Bank of New Zealand, the Bank of California, Societe Generale, Credit Commercial de France, Banque Transatlantique and CCI/La Poste.

           "Panavision Debt"

           all indebtedness owing at Completion from Group Companies to the Purchaser, Panavision or members of the Panavision group in respect of cameras, grips or ancillary equipment whether arising under agency agreements or otherwise and whether due for payment or not.

           "Parent Undertaking"

           a parent undertaking as defined in section 258 Companies Act 1985.

           "prescribed accounting period"





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           means a prescribed accounting period for the purposes of VAT.

           "Properties"

           the freehold and leasehold property described in Schedule 4.

           "Purchaser's Accountants"

           Ernst & Young of Becket House, No.1 Lambeth Palace Road, London SE1 7NU.

           "Purchaser's Solicitors"

           Rakisons, 27 Chancery Lane, London WC2A 1NF.

           "Remaining Group"

           the Vendor and its Subsidiary Undertakings from time to time other than the Group Companies.

           "Samuelson Group"

           Samuelson Group Limited, details of which is set out in Schedule 1
           Part 1.

           "Samuelson Ordinary Shares"

           the 1000 issued ordinary shares of US $1 each in the capital of Samuelson Group.

           "Samuelson Deferred Shares"

           the 22,350,694 issued deferred shares of 20p each in the capital of Samuelson Group.

           "SFS"

           Samuelson Film Service Pte Limited, details of which are set out in
           Schedule 1, Part 2.

           "Shares"

           the Samuelson Ordinary Shares and the Samuelson Deferred Shares.





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           "Stock Exchange"

           London Stock Exchange Limited or, as the case may be, New York Stock Exchange.

           "Subsidiary Undertaking"

           a subsidiary undertaking as defined in section 258 Companies
           Act 1985.

           "Tax" and "Taxation"

           have the meaning given in the Tax Deed.

           "Tax Deed"

           means the tax deed in the form set out in Schedule 5 between the Vendor, the Purchaser and Panavision.

           "Tax Warranties"

           the warranties in paragraph 14.1.6 and paragraph 15 of Schedule 2.

           "UK Group Company"

           means a Group Company incorporated in the United Kingdom.

           "Uncertificated Properties"

           the Properties specified in parts 2 and 3 of Schedule 4.

           "US Share Sale Agreement"

           the agreement of today's date between Visual Action Holdings Inc., and Panavision providing for the sale and purchase of the entire issued share capital of VDI.

           "VATA"

           means Value Added Tax Act 1994.





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           "VDI"

           Victor Duncan Inc, a company incorporated in the State of Michigan, United States of America.

           "Vendor's Accountants"

           Coopers & Lybrand of 1 Embankment Place, London WC2N 6NN.

           "Visual Action (NZ)"

           Visual Action Holdings (N.Z.) Limited and, where the context requires, its Subsidiary Undertaking.

           "Vendor's Group"

           the Vendor and its Subsidiary Undertakings.

           "Vendor's Solicitors"

           Berwin Leighton, Adelaide House, London Bridge, London EC4R 9HA.

           "Vendor VAT Group"

           means the group of companies of which the Vendor is the representative member for the purposes of VAT under VATA s43, such group being registered under number 227338169.

           "Warranties"

           the warranties of the Vendor set out in clause 7.3 and Schedule 2, and also the representations and warranties of Visual Action Holdings Inc., referred to in Section 4 of the US Share Sale Agreement and the warranties of the Vendor referred to in clause 5 of the NZ Share Sale Agreement.





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1.2        Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.

1.3        Unless otherwise stated, a reference to a clause, sub-clause or
           Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

1.4 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

1.5 In this agreement "so far as the Vendor is aware" means the actual awareness of the directors of the Vendor or the awareness they ought reasonably to have having made due and careful enquiry of each Group Company to which the relevant warranty relates.

2           Agreement

2.1 Subject to the satisfaction of the Condition and the other terms and conditions of this agreement:

2.1.1 the Vendor shall sell with full title guarantee and the Purchaser shall purchase the Shares, free from all Encumbrances and with all rights attaching to them; and

2.1.2 the Vendor shall assign or procure the assignment of the Inter-Company Debt with full title guarantee, free from Encumbrances to Panavision and Panavision shall accept the assignment and assume responsibility therefor.

3           Consideration

3.1 The aggregate consideration for the sale of the Shares and the assignment of the Inter-Company Debt and the consideration payable pursuant to the NZ Share Sale Agreement and the US Share Sale Agreement shall be the sum of (pound)37.5 million adjusted as referred to in clause 3.3.





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3.2        The Consideration shall be paid in cash to the Vendor or as it shall direct on Completion in accordance with clause 4 and shall be apportioned as follows:

                                                                  (pound)

           Shares:                                              23,187,000

           NZ Share Sale Agreement:                                900,000

           US Share Sale Agreement:                              8,782,000

           Inter-Company Debt:                                   4,631,000

3.3 The Consideration shall be adjusted as provided in clause 4.8, clause 9 and if applicable, clause 10.2.

3.4 The Vendor's current best estimates of the aggregate net bank indebtedness which is likely to be owing by Group Companies at Completion and which will fall to be reduced or cleared as provided in clause 4.8 is (pound)3,300,000 and of the aggregate principal amount likely to be outstanding on finance leases (which shall be treated as indebtedness but not repaid) is (pound)425,000, in each case as set out in the Statement of Debt Transactions in the Agreed Form. Not later than three Business Days before Completion the Vendor will review and, if necessary, revise these estimates and either confirm them or deliver to the Purchaser a revised Statement of Debt Transactions. The aggregate amount of the net bank indebtedness and the principal outstanding under finance leases shown on the revised or confirmed Statement of Debt Transactions shall be deducted from the amount payable at Completion under clause 4.4.

4          Completion

4.1 Completion shall take place at the offices of the Vendor's Solicitors at or about 2.00pm (London time) on the Business Day following satisfaction of the Condition when all the transactions mentioned in sub-clauses 4.2 to 4.9 shall take place.

4.2        The Vendor shall deliver to the Purchaser:

4.2.1 duly completed and signed transfers in favour of the Purchaser, or as it may direct, of the Shares, together with the relative share certificates;


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4.2.2      the resignations in the Agreed Form of D J Davies, R K Ellis, D N
           James, M S Lawson and J B Smith, as directors of each Group Company of which they are directors and of Miss S M L Parden as secretary of each Group Company of which she is secretary;

4.2.3 the resignation in the Agreed Form of the auditors of each Group Company confirming that they have no outstanding claims and containing a statement under CA s394(1) that there are no such circumstances as are mentioned in that section;

4.2.4 a power of attorney executed by the Vendor in favour of the Purchaser empowering the Purchaser to exercise the Vendor's rights as shareholders of Samuelson Group from Completion pending the stamping and registration of the transfers, of the Shares referred to in clause 4.2.1.

4.2.5 duly completed and signed transfers in favour of the Purchaser, or as it may direct, of all shares of the Group Companies incorporated in the United Kingdom not registered in the name of a Group Company, duly executed by the registered holder;

4.2.6 documents transferring ownership to the Purchaser or Panavision, as the case may be, together with appropriate share certificates and other equivalent documents to those referred to in clauses 4.2.2 to
           4.2.5 for each Group Company (other than Visual Action (NZ) and VDI) incorporated outside the United Kingdom, as listed in Schedule 8; and

4.2.7      the Tax Deed duly executed by the Vendor.

4.3 There shall be delivered or made available to the Purchaser at the offices of the Vendor's Solicitors or (where otherwise agreed in writing between the Vendor's Solicitors and the Purchaser's Solicitors) in respect of Group Companies incorporated outside the United Kingdom at the offices of the Vendor's relevant local lawyers, or in respect of books of account, documents of title, cheque books and other items, where custody will be given to the Purchaser at the premises of the Group Companies:

4.3.1 the statutory books, books of account and documents of record of each Group Company complete and up to date and their certificates of incorporation and common seals or the


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           equivalent in each case in respect of Group Companies incorporated otherwise than in the United Kingdom;

4.3.2      the share certificates of all Group Companies;

4.3.3      the Certificates of Title;

4.3.4      the Statements of Indebtedness and Non-Default;

4.3.5      the title deeds relating to each of the Properties;

4.3.6 all documents of title relating to investments and assets owned by each Group Company;

4.3.7 all the current cheque books and bank mandates of each Group Company, together with current statements of all Group Company bank accounts with a reconciliation to the close of business in each jurisdiction on the day falling 2 Business Days before Completion and the appropriate forms to amend, in such manner as the Purchaser may require, the mandates given to the relevant bank.

4.4 The Purchaser shall transfer or procure the transfer by way of electronic funds transfers to the account of the Vendor at National Westminster Bank plc, 1st Floor, Argyll House, 246 Regent Street, London W1R 6PB; sort code 56-00-27; account no. 27572315 (or such other account as the Vendor may direct prior to Completion) the sum of (pound)37,500,000 less the amount shown on the confirmed or revised Statement of Debt Transactions delivered pursuant to clause 3.4, being the amount payable at Completion in respect of the Consideration.

4.5 Upon payment of the sums referred to in clause 4.4 the Purchaser shall deliver to the Vendor a counter-part of the Tax Deed duly executed by the Purchaser.

4.6        A board meeting of each of the Companies shall be held at which:-

4.6.1 such persons as the Purchaser nominates are appointed additional directors;


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4.6.2      the transfers referred to in clause 4.2.1 are approved (in the case of the Shares, subject to stamping);

4.6.3 the resignations referred to in clauses 4.2.2 and 4.2.3 (insofar as they relate to each Company) are submitted and accepted.

4.7 The Vendor shall ensure that all indebtedness owed at Completion to any Group Company by any member of the Vendor's Group (excluding Group Companies) is paid in full at Completion by the relevant debtor to the relevant creditor.

4.8 The Vendor shall also ensure that at Completion any debit balances on the respective bank accounts of the Group Companies are cleared or reduced at Completion in the manner set out in the Statement of Bank Transactions in the Agreed Form and that the Panavision Debt is settled.

4.9 The parties shall procure that the US Share Sale Agreement is completed in New York and the NZ Share Sale Agreement is completed in Auckland in accordance with their respective terms.

4.10 The Purchaser shall not be obliged to complete the purchase of the Shares unless the purchase of those all shares is completed in accordance with this agreement and unless each of the US Share Sale Agreement and the NZ Share Sale Agreement are also completed in accordance with their respective terms.

4.11 The Purchaser may waive any requirement of the Vendor contained in clauses 4.2, 4.3, 4.5, 4.6, 4.7, 4.8 or 4.9 or may waive any requirement on condition that the Vendor gives, on Completion, a written undertaking to the Purchaser in such form and substance as the Vendor and the Purchaser may agree. The Vendor shall duly and promptly comply with the undertaking.

5          Condition and rescission

5.1 If by 6 June 1997 (or by such later date not being after 13 June 1997 as the parties may agree) a resolution has not been passed at a duly convened general meeting of the


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           Vendor approving the sale of the Shares this agreement shall cease to have effect and neither party shall have any claim under it against the other, except in respect of a prior breach.

5.2 The parties shall use all reasonable endeavours (insofar as it lies within their power) to satisfy, or procure satisfaction of, the condition specified in clause 5.1. The obligation of the Vendor in relation to clause 5.1 shall be satisfied by its sending a circular to its shareholders as soon as reasonably practicable containing a recommendation by the Vendor's directors to vote in favour of the appropriate resolution. The Purchaser acknowledges that the Vendor's obligations in this clause 5.2 are subject to the fiduciary duties of the Vendor's directors. The obligation of the Purchaser under clause
           5.1 shall be satisfied by it providing promptly to the Vendor such information about its business and affairs and those of Panavision as may reasonably be required to be included in the circular to the Vendor's shareholders to comply with the Rules of the London Stock Exchange.

6          Conduct of business pending completion

6.1        Pending Completion the Vendor shall:

6.1.1 procure that the businesses of the Group Companies are carried on in all material respects in the ordinary course of business as carried on prior to today's date; and

6.1.2 encourage (so far as it is able to do so) the employees and customers of the Group Companies to continue to be employed by and to deal with the Group Companies on a similar basis to that on which they have been employed by or been customers of the respective Group Companies during the six months preceding this agreement;

6.1.3 procure that no Group Company (save with the prior written consent of the Purchaser):

           6.1.3.1 creates or issues, or agrees to create or issue, share or loan capital or grants, or agrees to grant, an option in respect of its share or loan capital or any of the share or loan capital of another Group Company;


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           6.1.3.2    creates, extends, grants or issues, or agrees to create,
                      extend, grant or issue a mortgage, charge, debenture or other security;

           6.1.3.3    declares, makes or pays a dividend or other distribution;

           6.1.3.4 enters or agrees to enter into a contract (whereby such Group Company is contractually bound for a period exceeding 12 months) or on unusual contract terms;

           6.1.3.5 enters or agrees to enter into a contract involving capital expenditure or a capital commitment in excess of (pound)50,000.

           6.1.3.6 makes a change in the nature of, or ceases carrying on, its business;

           6.1.3.7 passes a resolution of its members in general meeting or makes an alteration to its memorandum or articles of association;

           6.1.3.8 pays or agrees to pay any of its directors, officers or employees increased remuneration or other or additional emoluments or benefits;

           6.1.3.9 acquires or agrees to acquire assets on hire purchase or deferred sale terms, otherwise than in the ordinary course of business provided that such acquisition shall not involve a capital commitment in aggregate in excess of (pound)50,000 for each Group Company;

           6.1.3.10 disposes of or agrees to dispose of any of its fixed assets the proceeds of which exceeds(pound)5,000 for any one item or(pound)75,000 in aggregate;

           6.1.3.11 permits liens to arise on any of its assets, otherwise than in the ordinary course of business;

           6.1.3.12   writes off or releases any debts; or

           6.1.3.13 permits any of its normal insurances to lapse or does or omits to do anything to make a policy of insurances void or voidable.


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7          Warranties by the Vendor

7.1 The Vendor warrants to each of the Purchaser (and, in relation to VDI and Visual Action (NZ), Panavision) that, save as fairly set out in the Disclosure Letter, the Warranties are true and accurate and except in respect of anything to which the Purchaser (or, in relation to VDI or Visual Action (NZ), Panavision) gives its written consent pursuant to clause 6 will continue to be so on the day of Completion with reference to the facts and circumstances from time to time applying.

7.2 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause governs or limits the extent or application of any other clause.

7.3 The Vendor warrants to the Purchaser (and, in relation to VDI, and Visual Action (NZ), Panavision) that:

7.3.1 no change will be made prior to Completion to any of the rights attached to the Shares;

7.3.2 the contents of the Disclosure Letter, and of all accompanying documents, are accurate in all respects and fully and clearly disclose every matter to which they relate.

7.4 None of the information supplied by a Group Company or its officers, employees, agents or professional advisers to the Vendor, or its agents, representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by such Group Company or its officers, employees or agents to the Vendor, and the Vendor waives any claims against such Group Company or its officers, employees or agents which it might otherwise have in respect of it save in the case of fraud.

7.5 Except as provided in clauses 7.7 or 7.10 the rights and remedies of the Purchaser (or, in relation to VDI or Visual Action (NZ), Panavision) in respect of a breach of the Warranties shall not be affected by Completion, by investigations made by or on behalf


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           of the Purchaser (or, as the case may be, Panavision) into the affairs of any Group Company, by the Purchaser (or, as the case may be, Panavision) rescinding, or failing to rescind, this agreement or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7.6 The provisions of Schedule 3 shall have effect to limit the liability of the Vendor under this agreement, the NZ Share Sale Agreement and the US Share Sale Agreement including without limitation any liability arising under the Warranties or, where specified, the Tax Deed.

7.7 The Purchaser may rescind this agreement by notice to the Vendor or the Vendor's Solicitors (without liability on its part and without any claim by the Vendor against the Purchaser) if, prior to Completion, there is a material breach or non-fulfilment of the Warranties (of which the Purchaser becomes aware as a result of disclosure by the Vendor pursuant to clause 7.8 or otherwise) which (being capable of remedy) is not remedied prior to Completion. In such event the Purchaser shall have no other claim or claims against the Vendor under this agreement or the Tax Deed.

7.8 The Vendor shall procure that except as may be necessary to give affect to this agreement or with the prior written consent of the Purchaser no Group Company does, procures or allows anything which causes, constitutes or results in a breach of Warranty and shall promptly disclose in writing to the Purchaser any event or circumstance which arises, or becomes known to the Vendor, prior to Completion and is inconsistent with any of the Warranties or the contents of the Disclosure Letter (in each case as at the date hereof) or which would result in the Warranties not being accurate at Completion with reference to the facts or circumstances then applying.

7.9 Upon receipt of a disclosure from the Vendor pursuant to the provisions of clause 7.8 the Purchaser shall be entitled either:


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7.9.1      to elect (by notice to the Vendor or the Vendor's Solicitors) to complete the purchase of the Shares (subject nevertheless to the provisions of clause 7.10); or

7.9.2 to rescind this agreement (in accordance with the provisions of clause 7.7) if the disclosure from the Vendor pursuant to the provisions of clause 7.8 constitutes a material breach or non-fulfilment of the Warranties.

7.10 In the event of the Purchaser electing to complete the purchase of the Shares pursuant to the provisions of clause 7.9.1, subject always to the provisions of Schedule 3, the Purchaser shall be entitled to claim that any fact or matter disclosed to the Purchaser pursuant to the provisions of clause 7.8 constitutes a breach of any of the Warranties or any provision of this agreement or gives rise to a claim under the Tax Deed.

7.11 The Warranties shall additionally apply (with appropriate changes) to Group Companies carrying on business outside England and Wales including (but not limited to), where the context permits, VDI and Visual Action (NZ). For the purpose of construction, the references to a statutory provision enacted, or accounting principles applying, in England and Wales shall be replaced by references to a corresponding provision in the legislation and law and (where relevant) to the generally accepted accounting principles in force in the jurisdiction in which the relevant Group Company is incorporated. References to a governmental or administrative authority or agency shall be replaced by references to the equivalent local governmental or administrative authority or agency.

7.12 Solely for the purpose of determining whether a breach or non-fulfilment of a Warranty is sufficiently material to entitle the Purchaser to elect to rescind under clause 7.7, a breach or non-fulfilment shall be regarded as "material" if the amount the Purchaser could properly claim as a result of the facts, matters or circumstances giving rise to a claim for breach or non-fulfilment of a Warranty exceeds (pound)250,000.

7.13 The Vendor warrants to the Purchaser that at Completion, Cine Holdings Limited will have no liabilities or obligations relating to the Vendor's video undertakings ("Video Business"). The Vendor undertakes to indemnify the Purchaser and to keep it


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           indemnified against any diminution in the value of the assets of Cine
           Holdings Limited arising from a breach of the warranty in this clause 7.13.

7.14 The Vendor also undertakes to indemnify the Purchaser and/or Samuelson Group and keep them indemnified against any liability for unpaid rent and any outstanding tenants' obligations (including any liability in respect of delapidations and/or rates) arising in respect of a lease dated 23 June 1987 of 55 Wessex Trade Centre, Poole in respect of which Samuelson Group has or may be called upon as original tenant.

7.15 The provisions of Schedule 3 shall not apply to the warranty and indemnity in clause 7.13 and the indemnity in clause 7.14.

8          Warranties by the Purchaser

           The Purchaser warrants to the Vendor that it shall have at Completion the Consideration in immediately available funds or by means of an agreed bank facility.

9          Post Completion adjustments

9.1 The Vendor warrants to each of the Purchaser and (in relation to VDI and Visual Action (NZ)) Panavision that the Net Assets of the Group Companies at Completion comprising only the assets identified in the proforma statement of assets and liabilities in the Agreed Form (after excluding all net bank balances (being cash at bank less all monies owed to banks), liabilities in respect of finance leases and the inter-company balances of the respective Group Companies) all as derived from the Financial Statements to be prepared in accordance with clause 9.2 will be not less than (pound)28,718,000.

HIDDEN TEXT

9.2.1 The Purchaser shall procure, as soon as practicable and in any event within 60 days after Completion, the preparation of the Financial Statements which shall be prepared, subject to clause 9.2.2, on the basis of the same accounting standards and principles as the Last Accounts.

9.2.2 The adjustments to be made in preparing the Financial Statements are the following:


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





           9.2.2.1 any exchange rates used to calculate the assets and liabilities shall be those used at 31 December 1996 set out in the statement of agreed rates in the Agreed Form;

           9.2.2.2 the tax rates set out in the table of rates in the Agreed Form shall be applied to the profit and loss before income taxes of the Group Companies in determining the provision for income taxes for the period since the Accounts Date;

           9.2.2.3 net bank balances (being cash at bank less monies owed to banks) of the Group Companies shall be excluded;

           9.2.2.4    all inter-company balances shall be excluded;

           9.2.2.5 the same amounts in respect of deferred tax credits and debits of the Group Companies shall be included as the amounts provided at the Accounts Date; and

           9.2.2.6 any liabilities of the Group Companies in respect of finance leases shall be excluded.

9.2.3 The Purchaser shall calculate the Net Assets from the Financial Statements and shall deliver to the Vendor copies of the Financial Statements and of their calculation.

9.3 If the Net Assets derived from the Financial Statements are less than (pound)28,218,000 the Consideration shall be reduced by and the Vendor shall pay to the Purchaser an amount equal to the shortfall or if the Net Assets exceed (pound)29,218,000 the Consideration shall be increased by and the Purchaser shall pay to the Vendor an amount equal to the excess, in each case within 5 Business Days of the date on which the net assets are agreed or determined in accordance with clause 9.4. If payment is not made in full within 5 Business Days, the outstanding balance shall bear interest, from the due date to the date of actual payment, at the rate of 3 per cent. per annum above the base rate of National Westminster Bank plc from time to time.

9.4 If the calculation of Net Assets is not agreed by the parties within 30 days of delivery to the Vendor the parties shall invite the Vendor's Accountants and the Purchaser's Accountants to endeavour to resolve any difference within a further 30 days. If the calculation of Net Assets has not been agreed at the expiry of that further 30 days the dispute with respect to the calculation of Net Assets shall be referred for final settlement to a firm of chartered accountants, nominated jointly by the Vendor and the Purchaser, or, failing nomination within 14 days after request by either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Vendor and the Purchaser in such proportions as the firm determines.

9.5 For the purpose of determining the Net Assets if any payment is made by the Vendor in respect of a missing Inventory Item as provided in clause 10 an amount equal to the net book value of that Inventory Item shall be included in the assets of the relevant Group Company as if payment of that net book amount had been received before Completion.

9.6 The provisions of Schedule 3 shall not apply for the purpose of the warranty in clause 9.1 or otherwise affect the obligation of the parties under this clause.

9.7 The Purchaser shall also prepare a bank reconciliation as at Completion showing the aggregate indebtedness of the Group Companies to banks and other lenders including in respect of finance leases. The Purchaser shall also identify any cheques drawn on the bank accounts of the Group Companies before the close of business on the Business Day preceding Completion and which are cleared after Completion, all of which shall be for the Vendor's account.

9.8 The Purchaser shall deliver the bank reconciliation and the statement of uncleared cheques to the Vendor, as soon as in reasonably practicable following Completion and in any event not later than the date on which the Financial Statements prepared under clause 9.2 are delivered.

9.9 The Vendor shall pay to the Purchaser an amount equal to the aggregate indebtedness and the uncleared cheques within 5 Business Days of agreement or determination of the amounts, by way of adjustment to the Consideration. The provisions of clauses 9.3 and
           9.4 shall apply mutatis mutandis in respect of the determination and settlement of indebtedness.

9.10 The Employee Letters shall be delivered to the respective executives as soon as reasonably practicable following Completion. The Purchaser shall procure that any payments that fall to be made on 20 December 1997 in accordance with the Employee Letters shall be made by the relevant Group Company subject only to the Vendor placing the Purchaser in sufficient funds so as to effect the payments and to cover any costs incurred by the employer in making those payments.

9.11 The Purchaser shall disclose all information and provide the Vendor, the Vendor's Accountants and/or the independent firm nominated pursuant to clause 9.4 with access to the Group Companies, their records, officers and employees and, at the Vendor's cost, copies of all relevant documents for the purpose of verifying the amounts (if any) payable under clauses 9.3, 9.9 and 9.10.

9.12 Any adjustment to the Consideration arising under this clause 9 or in respect of the payments to be made under clause 4.8 or in respect of missing Inventory Items under clause 10.2 shall be allocated to the Consideration paid for the Shares, or as the case may be, the Consideration paid for the shares in VDI or Visual Action (NZ) in the same proportions in which the Vendor is required to make a payment in respect of bank indebtedness owing by Samuelson Group and its Subsidiary Undertakings, VDI or Visual Action (NZ) and/or the proportions in which indebtedness outstanding at Completion is attributable to those Group Companies and/or the proportions in which any payments for missing Inventory Items are attributable to those Group Companies.

9.13 At Completion the actual amount of the Inter-Company Debt shall be determined and the allocation of the Consideration in clause 3.2 adjusted accordingly.

10         Inventory

10.1 The Vendor has provided the Purchaser with an inventory of rental assets of the Group Companies at 30 April 1997 in the Agreed Form and will procure that the Purchaser is allowed access to the premises of each of the Group Companies on the date of Completion and (if required) during the three days immediately preceding the date of Completion in order to carry out a physical stock take of the rental assets and an assessment of those of the rental assets in the custody of a customer of a Group Company under the terms of a contract for hire in existence at Completion.

10.2 If any item included in the inventory in the Agreed Form, or any item of rental equipment acquired since 30 April 1997 but excluding any item of rental equipment sold since 30 April 1997 in the ordinary course of business (in each case an "Inventory Item") is not in the possession of the relevant Group Company or in the custody of a customer of a Group Company under the terms of a contract for hire at the date of Completion, the Vendor shall pay to the Purchaser an amount equal to the market value of the missing Inventory Item agreed or determined in accordance with this clause 10 provided that the Vendor shall not be liable to account to the Purchaser either for insurance proceeds or to make any other payment unless the aggregate market value of Inventory Items missing exceeds (pound)175,000. An amount equal to the aggregate of any payment or payments by the Vendor under this clause 10.2 shall be treated as a deduction from the Consideration.

10.3 The market value of any missing Inventory Item shall be agreed by the Purchaser and the Vendor within 10 Business Days following delivery to the Vendor of the Purchaser's written summary of missing Inventory Items pursuant to clause 10.5 or, failing agreement, determined by obtaining estimates of the value of the missing Inventory Items from two reputable independent film camera and equipment dealers in the United Kingdom and taking the mean valuation. For this purpose the dealers shall take into account the actual age and likely useful life of the missing Inventory Items.

10.4 The Vendor shall be entitled to nominate two representatives to be present at the physical stock take but shall not be obliged to do so.

10.5 The Purchaser shall prepare a written summary of any missing Inventory Items and its estimate of the market value of those items and submit the summary to the Vendor within 60 days of Completion.

10.6 Payment shall be made by the Vendor within 5 Business Days of agreement or determination of the market value of any missing Inventory Items. If any Inventory Items identified by the Purchaser as missing are subsequently located or returned to the relevant Group Company, the Purchaser shall promptly notify the Vendor and repay to the Vendor an amount equal to the market value of any such Inventory Items located or returned within 5 Business Days of the date on which any are located or returned.

10.7 If and to the extent that any insurance proceeds recovered by the Vendor in respect of a missing Inventory Item exceeds the market value of the item agreed or determined in accordance with this clause 10, the Vendor and the Purchaser shall be entitled to the surplus in equal proportions. The Purchaser shall procure that the Group Companies co-operate with the Vendor and afford the Vendor access to any records and/or relevant employees of the Group Companies for the purpose of submitting any insurance claim or claims in respect of any Inventory Items.

11         Pensions

           The provisions of Schedule 7 shall apply following Completion.

12         VAT and federal taxes

12.1 Upon Completion or as soon thereafter as is reasonably practicable the Vendor shall (if it has not done so before Completion) give a notice to HM Customs & Excise that, with effect from Completion, the UK Group Companies which were a member of the Vendor VAT Group (being Samuelson Group, Samuelson Film Service London Limited and Grip House Limited) have, or will have, ceased to be eligible to be treated as members of the Vendor VAT Group and the Purchaser shall procure that those UK Group Companies shall with effect from Completion register separately as taxable persons for the purposes of VAT or register as members of another group of companies for the purposes of VAT under VATA s43.

12.2 The Purchaser covenants with the Vendor to indemnify the Vendor and to keep the Vendor fully and effectively indemnified on demand against any liability to VAT (including without limitation a liability to repay VAT) arising from or in connection with any UK Group Company which was a member of the Vendor VAT Group ceasing to be a taxable person or failing to register or re-register for the purposes of VAT by virtue of ceasing upon Completion (or otherwise by virtue of the agreement) to be eligible to be treated as a member of the Vendor VAT Group.

12.3 The Purchaser shall procure that each UK Group Company shall pay to the Vendor in cleared funds:

12.3.1 not later than five business days before the 30th day from the end of the prescribed accounting period ended most recently before the date on which it ceases to be treated as a member of the Vendor VAT Group; and

12.3.2 not later than five business days before the 30th day from the end of the prescribed accounting period in which it ceases to be treated as a member of the Vendor VAT Group,

           the VAT which the Vendor is (or becomes) liable, in consequence of that UK Group Company being (or having been) treated as a member of the Vendor VAT Group to pay or account to HM Customs & Excise for that period (or in the relevant return for that period) whether as output tax or repayment of input tax previously recovered or otherwise (net of allowable input tax to the extent to which credit is available) insofar as attributable to supplies, acquisitions or imports made by or to that UK Group Company (but treated as made by or to the Vendor as representative member of the Vendor VAT Group).

12.4 The Vendor shall pay to the Purchaser (on behalf of the relevant UK Group Company) in cleared funds:

12.4.1 in a case where the Vendor VAT Group is liable to pay VAT to HM Customs & Excise in respect of the prescribed accounting period ended most recently before the date on which a UK Group Company ceases to be treated as a member of the Vendor VAT Group, not later than five business days after the 30th day from the end of such period or, in a case where the Vendor VAT Group is due to be repaid VAT by HM Customs & Excise for such period, not later than five business days after the date on which such repayment is received by the Vendor; and

12.4.2 in a case where the Vendor VAT Group is liable to pay VAT to HM Customs & Excise in respect of the prescribed accounting period in which a UK Group Company ceases to be treated as a member of the Vendor VAT Group, not later than five business days after the 30th day from the end of such period, or in a case where the Vendor VAT Group is due to be repaid VAT by HM Customs & Excise for such period, not later than five business days after the date on which such repayment is received by the Vendor, an amount equal to the amount of allowable input tax for which the Vendor is entitled to credit, in consequence of that UK Group Company being (or having been) treated as a member of the Vendor VAT Group for that period (or in the relevant return for that period) insofar as attributable to supplies, acquisitions or imports made by or to that UK Group Company (but treated as made by or to the Vendor as the representative member of the Vendor VAT Group for the time being).

12.5 If and to the extent any credit for input tax assumed in the calculation made for the purposes of clauses 12.3 or 12.4 is disallowed by HM Customs and Excise, the Purchaser shall procure that the UK Group Company concerned pays an amount equal to the disallowed credit to the Vendor forthwith on demand.

12.6 If and to the extent any amount of output tax assumed in the calculation made for the purposes of clauses 12.3 or 12.4 is accepted by HM Customs & Excise as being in excess of what it ought to have been and such excess is recovered by the Vendor (either by a refund or by such excess being set off against some other liability to VAT unrelated to the UK Group Companies) the Vendor shall repay to the UK Group Company concerned an amount equal to the excessive output tax forthwith on demand in writing.

12.7 The Purchaser shall procure that each UK Group Company which was a member of the Vendor VAT Group shall promptly provide all such information documents and other assistance as the Vendor reasonably requires for the purposes of submitting to HM Customs & Excise the return for the prescribed accounting period mentioned in clause 12.3 and otherwise generally complying with its obligations under or pursuant to VATA (and all regulations made thereunder) insofar as relevant to the UK Group Companies.

12.8 Upon Completion or as soon thereafter as is reasonably practicable the Purchaser shall (if it has not been done before Completion) give a notice to HM Customs & Excise that, with effect from Completion, CVL has or will have ceased to be eligible to be treated as a member of the CHL VAT Group.

12.9 The Vendor shall procure that CVL shall, with effect from Completion, register separately as a taxable person for the purposes of VAT or register as a member of another group of companies for the purposes of VAT under VATA s43.

12.10 The Vendor shall procure that CVL shall pay to the Purchaser (on behalf of CHL) in cleared funds:

12.10.1 not later than five business days before the 30th day from the end of the prescribed accounting period ended most recently before the date on which CVL ceases to be treated as a member of the CHL VAT Group; and

12.10.2 not later than five business days before the 30th day from the end of the prescribed accounting period in which CVL ceases to be treated as a member of the CHL VAT Group,

12.10.3 the VAT which CHL is (or becomes) liable, in consequence of CVL being (or having been) treated as a member of the CHL VAT Group to pay or account to HM Customs & Excise for that period (or in the relevant return for that period) whether as output tax or repayment of input tax previously recovered or otherwise (net of allowable input tax to the extent to which credit is available) insofar as attributable to supplies, acquisitions or imports made by or to CVL (but treated as made by or to CHL as representative member of the CHL VAT Group).

12.11 The Purchaser shall pay to the Vendor (on behalf of CVL) in cleared funds:

12.11.1 in a case where the CHL VAT Group is liable to pay VAT to HM Customs & Excise in respect of the prescribed accounting period ended most recently before the date on which CVL ceases to be treated as a member of the CHL VAT Group, not later than five business days after the 30th day from the end of such period or, in a case where the CHL VAT Group is due to be repaid VAT by HM Customs & Excise for such period, not later than five business days after the date on which such repayment is received by CHL; and

12.11.2 in a case where the CHL VAT Group is liable to pay VAT to HM Customs & Excise in respect of the prescribed accounting period in which CVL ceases to be treated as a member of the CHL VAT Group, not later than five business days after the 30th day from the end of such period, or in a case where the CHL VAT Group is due to be repaid VAT by HM Customs & Excise for such period, not later than five business days after the date on which such repayment is received by CHL, an amount equal to the amount of allowable input tax for which CHL is entitled to credit, in consequence of CVL being (or having been) treated as a member of the CHL VAT Group for that period (or in the relevant return for that period) insofar as attributable to supplies, acquisitions or imports made by or to CVL (but treated as made by or to CHL as the representative member of the CHL VAT Group for the time being).

12.12 If and to the extent any credit for input tax assumed in the calculation made for the purposes of clauses 12.10 or 12.11 is disallowed by HM Customs and Excise, the Vendor shall procure that CVL pays an amount equal to the disallowed credit to the Purchaser forthwith on demand.

12.13 If and to the extent any amount of output tax assumed in the calculation made for the purposes of clauses 12.10 or 12.11 is accepted by HM Customs & Excise as being in excess of what it ought to have been and such excess is recovered by CHL (either by a refund or by such excess being set off against some other liability to VAT unrelated to CVL) the Purchaser shall repay to CVL an amount equal to the excessive output tax forthwith on demand in writing.

12.14 The Vendor shall procure that CVL shall promptly provide all such information, documents and other assistance as CHL reasonably requires for the purposes of submitting to HM Customs & Excise the return for the prescribed accounting period mentioned in clause 12.10 and otherwise generally complying with its obligations under or pursuant to VATA (and all regulations made thereunder) insofar as relevant to CVL.

12.15 The Vendor shall prepare an estimated calculation of the net adjusted taxable income of VDI for federal income tax purposes which falls to be included in the consolidated federal income tax return of Visual Action Holdings Inc., in respect of VDI for the period from 1 January 1997 to Completion, save that such taxable income shall exclude the taxable income realised as a result of the election under IRC Section 338(h)(10), taxable income attributable to Advanced Broadcast Systems Inc., or any assets not owned by VDI immediately before Completion, and taxable income or any other Tax liability attributable to the transfer described in Section 6(a) of the US Share Sale Agreement (the "VDI Net Taxable Income"). Panavision undertakes to procure that VDI pays to Visual Action Holdings Inc., in respect of the US federal income tax on the VDI Net Taxable Income for which Visual Action Holdings Inc., is primarily liable as a result of VDI being included in the US consolidated federal income tax return of Visual Action Holdings Inc., and its subsidiaries for the accounting period ending 31 December 1997. Such payments shall not exceed 34% of the VDI net taxable income (the "VDI Tax Liability"). Payment shall be made by VDI as follows:

12.15.1 on 12 June 1997 as to 50% of the VDI Tax Liability, less any sums already paid by VDI to Visual Action Holdings Inc.;

12.15.2 on 12 September 1997 as to 75% of the VDI Tax Liability, less any amounts already paid by VDI to Visual Action Holdings Inc.; and

12.15.3 on 12 December 1997 as to 100% of the VDI Tax Liability, less any payments already paid by VDI to Visual Action Holdings Inc.

12.16 On or before 15 March 1998 the Vendor will calculate the VDI Net Taxable Income actually included in the consolidated federal income tax return of Visual Action Holdings Inc., and its subsidiaries for the accounting period ending 31 December 1997 and to the extent that the VDI Tax Liability varies from the payments made by VDI as provided in clause 12.15 including any estimated tax payments made by VDI or on behalf of VDI for the period commencing 1 January 1997, cash adjustment shall be made either by way of additional payment to Visual Action Holdings Inc., or by way of repayment from Visual Action Holdings Inc., to VDI.

13          Release of Guarantees

13.1 The Purchaser shall at or as soon as practicable following Completion secure the replacement of the bank guarantees and letters of comfort given by the Vendor on behalf of Group Companies listed in Part 1 of
           Schedule 6 and shall secure the release in the Agreed Form from such guarantees and of the Vendor and the Remaining Group from its liability in respect of such guarantees and pending such releases the Purchaser shall indemnify and secure the Vendor and each company in the Remaining Group to their reasonable satisfaction against all and any liability, costs, damage or expense which may be incurred in respect of such guarantees arising after Completion. If any of the guarantees referred to in this clause 13.1 have not been released within 10 Business Days of Completion the Purchaser undertakes as a separate covenant with the Vendor to repay any outstanding bank indebtedness owing to the beneficiaries of the relevant guarantees.

13.2 The Vendor shall at or as soon as practicable following Completion secure the replacement of the 3 guarantees issued by Samuelson Group on behalf of Group Companies listed in Part 2 of Schedule 6 and shall secure the release in the Agreed Form of the respective landlords from such guarantees and of Samuelson Group in respect of such guarantees and shall procure the release of the Group Companies from any cross-guarantees given to secure the indebtedness of the Vendor or the Remaining Group to bankers and others within 10 Business Days following Completion and pending such releases the Vendor shall indemnify and secure the Purchaser and Samuelson Group to their reasonable satisfaction against all and any liability, costs, damage or expense which may be incurred in respect of such guarantees.

13.3 The Purchaser acknowledges that at or before Completion the benefit and burden of the leases currently vested in Samuelson Group in respect of premises at Units 20/21 Fairway Drive, Greenford and Unit 22 Fairway Drive, Greenford will be assigned by Samuelson Group to the Vendor (or to a company within the Vendor's group) together with any right or interest which Samuelson Group might have in a rental deposit of (pound)500,000 and all accrued interest thereon. If the consent of the landlords to the assignment has not been obtained by the date for Completion the Purchaser undertakes to procure that Samuelson Group will execute assignments in the Agreed Form when consent is obtained and pending completion of the assignment to procure that Samuelson Holdings delivers confirmation to the Vendor that it holds any right, interest or benefit under the leases and the rental deposit on trust for the Vendor absolutely and, pending assignment, will account to the Vendor for any interest payments which it might receive in respect of the deposit.

14         Restrictive agreement

14.1 To assure to the Purchaser the full benefit of the business and goodwill of the Group Companies, the Vendor undertakes by way of further consideration for the obligations of the Purchaser under this agreement, as separate and independent agreements, that neither the Vendor nor any company directly or indirectly under the control of the Vendor including any subsidiary undertakings will not:


14.1.1 disclose to another person, or itself use for any purpose (save for the purposes of the businesses of members of the Remaining Group) information concerning the businesses, accounts or finances of the Group Companies, or their clients' or customers' transactions or affairs of which the Vendor has knowledge save to the extent disclosure is required by the London Stock Exchange or any other regulatory authority or by law;

14.1.2 for two years after Completion, either on the Vendor's own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from a Group Company a person who, to the Vendor's knowledge or that of any member of the Remaining Group, is, or has during the 24 months prior to the date of this agreement been, a client, customer or employee of, or in the habit of dealing with, a Group Company save for any client or customer who has also been during that period a client or customer of any member of the Remaining Group for the limited purposes of providing services to such customers or clients provided that such services are not in competition with any business of any Group Company;

14.1.3 for five years after Completion, either alone or jointly with another person, directly or indirectly carry on or be engaged, in any area in which business has been carried on by any Group Company during the period of 12 months prior to Completion, in any business in competition with a Group Company provided that nothing in this agreement shall prevent any member of the Remaining Group from providing services to, and supplying any equipment for hire (other than equipment supplied for hire by any Group Company during the 12 months immediately preceding the date of Completion) or sale to (i) the television or presentation industries and (ii) any client or customer of any member of the Remaining Group (whether or not such client or customer operates in both or either of the film and television industries).

14.2 The Vendor agrees that the covenants and undertakings contained in clause 14.1 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Group Companies. Although the Vendor also acknowledges that the availability of the covenants is a factor which the Purchaser has considered in agreeing the Consideration the parties agree that the remedies of the Purchaser for breach of the covenants shall be limited to injunctive relief and/or damages but there shall not be an entitlement to an abatement of the Consideration.

14.3 Each covenant and undertaking contained in clause 14.1 shall be construed as a separate covenant or undertaking. If one or more of the covenants and undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind the Vendor.

14.4 If any covenant or undertaking contained in clause 14.1 were void but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted, the covenant or undertaking in question shall apply with such modification as is necessary to make it valid.

14.5 For the purposes of this clause 14 references to a "person" shall include any natural person, company or firm.

15         Competition

           If this agreement is registrable under the Restrictive Trade Practices Act 1976 ("the Act") no provision contained or implied in this agreement which constitutes a relevant restriction for the purposes of the Act shall come into effect until the day after particulars of this agreement have been furnished to the Director General of Fair Trading in accordance with the Act. In this clause, "this agreement" includes any deed, agreement or arrangement which together with this document constitutes a single agreement for the purposes of the Act.

16         Assignment and succession

16.1       This agreement binds each party's successors and assigns.

16.2 None of the rights of the Purchaser under this agreement, including without limitation the Warranties and the Tax Deed, may be assigned or transferred except:

16.2.1 in respect of an assignment of the Warranties and/or the benefit of the Tax Deed (or a declaration of trust in relation thereto) by way of security for any banking facilities to be granted to the Purchaser or Panavision for the purpose of funding the Consideration or other borrowings of the Group Companies from time to time; or

16.2.2 with the written consent of the Vendor (such consent not to be unreasonably withheld having regard to the identity of any proposed assignee).

17         Announcements

           No announcement shall be made in respect of the subject matter of this agreement, unless specifically agreed in writing between the parties, except as disclosed in any circular to be despatched to the Vendor's shareholders pursuant to clause 5 or to the extent that an announcement is required by law or the rules of any Stock Exchange or any other regulatory authority. An announcement by either party shall in any event be issued only after prior consultation with the other with a view to reaching agreement on the contents of the announcement.

18         Costs

           All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability unless otherwise agreed by the parties.

19         Communications

19.1 All communications between the parties with respect to this agreement shall:

19.1.1 be delivered by hand, or sent by post, to the address of the addressee as set out in this agreement or to such other address as the addressee notifies for the purpose of this clause; or

19.1.2 be sent by facsimile transmission to the facsimile transmission numbers stated below or as notified for the purpose of this clause.

19.2        Communications shall be deemed to have been received as follows:

19.2.1     if sent by post - 7 Business Days after posting;

19.2.2 if delivered by hand - on the day of delivery, if delivered at least 2 hours before the close of business hours on a Business Day, and otherwise on the next Business Day;

19.2.3 if sent by facsimile transmission - at the time of transmission, if received at least 2 hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

           For this purpose, "business hours" mean between the hours of 09.00 and 18.00 inclusive, local time.

19.3       The facsimile transmission numbers referred to in clause 18.1 are:

           for the Vendor -     0181 575 7088

           for the Purchaser -  01932 567 449

           for Panavision -     001 813 316 1110

20         Variation

           A variation of this agreement is valid only if it is in writing and signed by or on behalf of each party.

21         Failure to exercise rights

           Subject to the provisions of Schedule 3:

21.1 the failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy; and

21.2 no single or partial exercise of a right or remedy provided by this agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.

22         Further assurance

           The Vendor shall execute such documents and take such other reasonable steps as are in the reasonable opinion of the Purchaser necessary to vest in the Purchaser all its right title and interest in and to the Shares or to any asset owned by a Group Company.

23         Invalidity

           If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

24         Counterparts

           This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

25         Access to information and co-operation

25.1 The Purchaser shall as soon as is reasonably practicable provide to the Vendor and its auditors and advisers all information relating to Group Companies (including reasonable access to the Group Companies, their records and their employees and officers and, at the Vendor's cost, copies of all relevant documents):

25.1.1 as the Vendor may reasonably request in writing to permit the Vendor to prepare and complete the consolidated accounts of the Vendor for the period from 1 January 1996 to 31 December 1997; and

25.1.2 as may be reasonably required in connection with the Tax computations and returns of the Vendor and the Group Companies for periods ending on or prior to 31 December 1997.

25.2 The Vendor shall procure that prior to Completion the Purchaser, its agent, representatives, accountants and solicitors are given promptly on request all such information regarding the business, assets, liabilities, contracts and affairs of each Group Company, and of the documents of title and other evidence of ownership of its assets, as the Purchaser reasonably requires.

25.3 The Purchaser acknowledges that Grip House Limited has been party to an action, David Wickes Television Limited - v - (No1) Effects Associates Limited (No2) Grip House Limited, involving a claim by David Wickes Television Limited ("DW") in negligence and for breach of contract for damages arising following an accident in which an actor fell and broke his arm during the making of a film. The actor sued DW in a separate action and obtained summary judgment and was awarded damages. DW then sued Effects Associates Limited ("Effects") and Grip House Limited ("Grip") for damages amounting to the damages which it had paid the actor plus its costs of that action and interest. Effects designed and built the trailer from which the actor fell and Grip supplied the Mini-Moke and the driver which pulled the trailer. Judgment was handed down on 31 January 1997 and Grip was found to be not liable. Effects was found liable and ordered to pay Grip's costs of the action. The Vendor's solicitors are instructed to commence taxation proceedings against Effects to recover Grip's costs. The Vendor's solicitors are also instructed, if appropriate, to claim against Grip's insurers (who have denied liability under the terms of the relevant policy) the difference between the amount of costs actually incurred in relation to the action and the amount of costs which Effects are ordered to pay to Grip following taxation. The Purchaser agrees to procure that Grip assigns the benefit of the right to recover costs from Effects and the benefit of Grip's right, if any, to recover costs from its insurers and to procure that Grip will allow the Vendor conduct of the taxation proceedings (if necessary in the name of Grip) and shall co-operate with the Vendor and, at the Vendor's expense, afford the Vendor access to any information in Grip's possession that the Vendor may reasonably require for the conduct of the proceedings and/or for the submission of a claim against its insurers, with the benefit of any recovery to accrue to the Vendor.

26         Panavision a party

           Panavision is a party to this agreement for the purpose of receiving the benefit of those of the Warranties that relate to VDI and Visual Action (NZ) (and for this purpose, in its capacity as the purchaser of VDI and Visual Action (NZ), references to the Purchaser shall apply mutatis mutandis as if references to the Purchaser were to Panavision), for the purpose of clauses 12.15, 12.16 and 14 and for the purpose of receiving an assignment of the Inter-Company Debt.

27         Proper law

           The construction, validity and performance of this agreement shall be governed by the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

Executed by the parties as an agreement under hand.

                                   SCHEDULE 1
                                     PART 1
                       DETAILS OF SAMUELSON GROUP LIMITED



Company name:            Samuelson Group Limited

Company number:          598635

Date of incorporation:   10 February 1958

Share Capital:           Authorised                    Issued

                         28,500,000 deferred           22,350,694 deferred
                         shares of 20p                 shares of 20p
                         each 1000 ordinary            each 1000 ordinary
                         shares of US $1               shares of US$1 each
                         each

Registered office:       12 Taunton Road
                         Metropolitan Centre
                         Greenford
                         Middlesex
                         UB6 8UQ

Directors:               R K Ellis
                         D J Davies
                         J B Smith
                         D N James

Secretary:               S M L Parden

Shareholders:            Visual Action Holdings plc :
                         22,350,694 deferred shares of
                         20p each and 1000 ordinary
                         shares of US $1 each.

Charges:                 None

                                   SCHEDULE 1
                                     PART 2
                              OTHER GROUP COMPANIES

A Companies registered in England and Wales

Cine Holdings Limited

Cine-Europe Limited

Samuelson Film Service London Limited

Grip House Limited

Cinevision Limited

Film Optics Limited

B Companies incorporated in Australia

Samuelson Group Pty Limited

Samuelson Film Service (Australia) Pty Limited

John Barry Group Pty Limited

Samuelson Cases Australia Pty Limited

C Companies incorporated in France

Samuelson Alga Cinema SA

Cinecam SARL

D Companies incorporated in New Zealand

Visual Action Holdings NZ Limited

Film Facilities Limited

E Companies incorporated in Singapore

Samuelson Film Service Pte Limited

F Companies incorporated in USA

Victor Duncan Inc.

                          DETAILS OF THE SUBSIDIARIES



Company name:           Cine Holdings Limited

Company number:         1715546

Date of incorporation:  15.4.83

Share Capital:          Authorised                     Issued

                        3,500,000 ordinary             3,005,944 ordinary
                        shares of (pound)              shares of(pound) 1
                        1 each                         each

Registered office:      7 Silver Road
                        White City Industrial Park
                        London
                        W12 7SG

Directors:              D M Foster
                        R K Ellis
                        R Tomlin
                        W T Paice

Secretary:              S M L Parden

Shareholders:           Samuelson Group Limited : 3,005,944 ordinary shares of
                        (pound) 1 each

Charges:                None

                           DETAILS OF THE SUBSIDIARIES



Company name:           Cine-Europe Limited

Company number:         625636

Date of incorporation:  10.4.59

Share Capital:          Authorised                     Issued

                        165,000,000                    147,699,000
                        ordinary shares of             ordinary shares
                        of 1p each 100,000             shares 1p each
                        deferred shares of             100,000 deferred
                        (pound)1 each                  of (pound)1 each

Registered office:      7 Silver Road
                        White City Industrial Park
                        London
                        W12 7SG

Directors:              D M Foster
                        W T Paice
                        J W Webber
                        A M Piper

Secretary:              S M L Parden

Shareholders:           Cine Holdings Limited : 147,698,999 ordinary shares of
                        1p each and 99,998 deferred shares of (pound)1 each

                        Samuelson Group Limited : 1 ordinary share of 1p and 2 deferred shares of (pound)1 each

Charges:                None

                           DETAILS OF THE SUBSIDIARIES



Company name:           Samuelson Film Service London Limited

Company number:         1672797

Date of incorporation:  20.10.82

Share Capital:          Authorised                    Issued

                        100 ordinary shares of        100 ordinary shares of
                        (pound)1 each                 (pound)1 each

Registered office:      12 Taunton Road
                        Metropolitan Centre
                        Greenford
                        Middlesex  UB6 8UQ

Directors:              R K Ellis                         J Rendall
                        G Green                           B Measure
                        K Kelly                           D J Davies

Secretary:              S M L Parden

Shareholders:           Samuelson Group Limited : 100 ordinary shares of (pound)
                        1 each

Charges:                None

                           DETAILS OF THE SUBSIDIARIES



Company name:           Grip House Limited

Company number:         1577530

Date of incorporation:  31.7.81

Share Capital:          Authorised                    Issued

                        1,000 ordinary shares         600 ordinary shares
                        of(pound)1 each               of(pound) 1 each

Registered office:      12 Taunton Road
                        Metropolitan Centre
                        Greenford
                        Middlesex  UB6 8UQ

Directors:              R K Ellis
                        D Fraser

Secretary:              S M L Parden

Shareholders:           Samuelson Group Limited : 599 ordinary shares of(pound)
                        1 each

                        Eagle Trust plc: 1 ordinary share of (pound)1 as nominee

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Cinevision Limited

Company number:         2895121

Date of incorporation:  7.2.94

Share capital:          Authorised                    Issued

                        100,000 ordinary shares       one ordinary share(pound)
                        of (pound)1 each              1

Registered office:      7 Silver Road
                        White City Industrial Park
                        Wood Lane
                        London W12 7SG

Directors:              J W Webber
                        W T Paice

Secretary:              A D Maries

Shareholders:           Cine Holdings Limited: one ordinary share of (pound)
                        1 each

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Film Optics Limited

Company number:         2849220

Date of incorporation:  31.8.93

Share capital:          Authorised                    Issued

                        100,000 ordinary shares       1 ordinary share
                        of (pound)1 each              of (pound) 1

Registered office:      7 Silver Road
                        White City Industrial Estate
                        Wood Lane
                        London W12 7SG

Directors:              W T Paice
                        J W Webber

Secretary:              A D Maries

Shareholders:           Cine Holdings Limited: one ordinary share of(pound) 1

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Samuelson Group Pty Limited

Company number:         ACN 002952356

Date of incorporation:  13.6.85

Share capital:          Authorised                    Issued

                        1,000,000 ordinary            151,214 ordinary
                        shares of A$1 each            shares of A$1 each

Registered office:      1 McLachlan Avenue
                        Artarmon NSW 2064
                        Australia

Directors:              R K Ellis
                        D J Noonan
                        M D Healey
                        D J Fraser

Secretary:              M D Healey

Shareholders:           Samuelson Group Limited: 151,214 ordinary shares of A
                        $1 each

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Samuelson Film Service (Australia) Pty Limited

Company number:         ACN 000941533

Date of incorporation:  8.9.71

Share capital:          Authorised                        Issued

                        2,000 "A" ordinary                2,000 "A" shares
                        shares of A$1 each                of A$1 each and
                        2,000 "B" ordinary                ordinary shares of
                        448,856                           A$1 each
                        unclassified
                        shares of A$1 each

                        2,000 "C" ordinary
                        shares of A$1 each
                        994,000
                        unclassified
                        ordinary shares of
                        A$1 each

Registered office:      1 McLachlan Avenue
                        Artarmon NSW 2064
                        Australia

Directors:              D J Noonan
                        M D Healey

Secretary:              M D Healey

Shareholders:           Samuelson Group Pty Limited: 2 Class "A" shares of A$1
                        each and 448,856 ordinary shares of A$1 each

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           John Barry Group Pty Limited

Company number:         ACN 000599262

Date of incorporation:  14.11.67

Share capital:          Authorised                        Issued

                        18,000 ordinary shares            212 ordinary shares of
                        of A$1 each 2,000                 A$1 each 1,000
                        redeemable preference             redeemable preference
                        shares of A$1 each                shares of A$1 each

Registered office:      1 McLachlan Avenue
                        Artarmon NSW 2064
                        Australia

Directors:              D J Noonan
                        M D Healey
                        B A G Vanderlinde

Secretary:              M D Healey

Shareholders:           Samuelson Group Pty Limited: 212 ordinary shares of A$1
                        each and 1,000 redeemable preference shares of AU$1 each

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Samuelson Cases (Australia) Pty Limited

Company number:         ACN 003111886

Date of incorporation:  30.5.86

Share capital:          Authorised                        Issued

                        100,000 ordinary shares           2 ordinary
                        of A$1 each                       shares of A$1
                                                          each

Registered office:      1 McLachlan Avenue
                        Artarmon NSW 2064
                        Australia

Directors:              D J Noonan
                        M D Healey

Secretary:              M D Healey

Shareholders:           Samuelson Group Pty Limited: 2 ordinary shares of A$1
                        each

Charges:                None

                           DETAILS OF THE SUBSIDIARIES



Company name:           Samuelson Alga Cinema SA

Date of incorporation:  20.8.50

Share capital:          Issued: 618,600 FF

Registered office:      35 rue Pleyel
                        93200 Saint Denis
                        France

Directors:              P Berhault
                        J B Smith
                        R K Ellis

Secretary:              No such position.  General Manager: E Millet

Shareholders:           Samuelson Group Ltd               : 6,160 shares

                        P Berhault                        12 shares

                        J B Smith                         10 shares

                        G Delorme                         1 share

                        E Millet                          1 share

                        H Theys                           1 share

                        R Ellis                           1 share

Charges:                None

                           DETAILS OF THE SUBSIDIARIES



Company:                Cinecam SARL

Date of incorporation:  31.12.84

Share Capital:          Issued: 500,000 FF

Registered Office:      7-11 rue de l'Industrie
                        92230 Gennevilliers

Directors:              General manager: P Berhault

Secretary:              No such position.

Shareholders:           Samuelson Alga Cinema SA: 4,999 shares

                        P Berhault: 1 share

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Visual Action Holdings (N.Z.) Limited

Company number:         AK802868

Date of incorporation:  26.3.96

Share capital:          Authorised                        Issued

                        [No such concept for              100 ordinary shares of
                        companies incorporated            NZ$1 each
                        under 1993 Act]

Registered office:      27 Napier Street
                        Freemans Bay
                        Auckland
                        New Zealand

Directors:              R K Ellis

Secretary:              [no such position under Companies Act 1993]

Shareholders:           Visual Action Holdings plc: 100 ordinary shares

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company:                Film Facilities Limited

Company number:         AK 115253

Date of incorporation:  16.9.77

Share Capital:          Authorised                        Issued

                        200,000 shares of NZ$1            200,000 shares of NZ$1
                        each                              each

Registered Office:      27 Napier Street
                        Freemans Bay
                        Auckland
                        New Zealand

Directors:              R H Moir
                        D J Noonan
                        M D Healey

Secretary:              R H Moir

Shareholders:           Visual Action Holdings (N.Z.) Limited: 140,000
                        shares; John Barry Group Pty Limited: 60,000 shares

Charges: Debenture dated 26 June 1996 in favour of the Bank of New Zealand

                           DETAILS OF THE SUBSIDIARIES



Company name:           Samuelson Film Service Pte Limited

Company number:         199104255Z

Date of incorporation:  24 August 1991

Share capital:          Authorised                        Issued

                        1,000,000 shares of               200,000 shares of
                        Singapore $1 each                 Singapore $1 each

Registered office:      9 Penang Road
                        13-21 Park Mall
                        Singapore 238459

Directors:              D W Balfour
                        D J Noonan

Secretary:              Kwa Tze Hong

Shareholders:           Samuelson Group Pty Limited : 200,000 shares of
                        Singapore $1 each

Charges:                None

                             DETAILS OF SUBSIDIARIES



Company name:           Victor Duncan Inc

Company number:         129952

Date of incorporation:  19.10.65

Share capital:          Authorised                        Issued

                        50,000 shares of common           20,000 shares of
                        stock of US$1 each                common stock of
                                                          US$1 each

Registered office:      6305 North O'Connor Road
                        Suite 100
                        Irving
                        Texas 75039
                        USA

Directors:              F Marasco
                        D J Davies
                        M Mills

Secretary:              M Mills

Shareholders:           Visual Action Holdings Inc: 20,000 shares of common
                        stock of US$1 each

Charges:                [Charges exist in favour of the Bank of California NA]

                                     PART 3
     OTHER BODY CORPORATES IN WHICH ANY GROUP COMPANIES HAVE A SHAREHOLDING



Companies incorporated in England and Wales

2.35 Research Plc               25,000 ordinary shares of(pound)1 each held by
                                Samuelson Group Film Service (London) Limited
                                (representing 50% of the issued share capital of that company)

Company incorporated in Malaysia

Samuelson Enata Film Service

Sdn Bhd 30 ordinary shares of 1 Malaysian Ringgit each held by Samuelson Group Film Service Pte Limited (representing 30% of the issued share capital of that company)

Company incorporated in France

Grue Telecopique Demontable SA  875 shares of Singapore $100 each (representing
                                2.5% of the issued share capital of that company)

                                   SCHEDULE 2
                                   WARRANTIES


1          Corporate Authorisation, Existence And Power

1.1 Each Group Company is a company or corporation, duly incorporated and validly existing under the laws of its jurisdiction and has the power and the full authority and right to own its properties, assets and revenues and to carry on its business as it is now being conducted.

1.2 The Vendor has full power and authority to enter into and perform this agreement, the NZ Share Sale Agreement and the Tax Deed and Visual Action Holdings Inc., has full power and authority to enter into and perform the US Share Sale Agreement, all of which constitute or when executed will constitute, binding obligations in accordance with their terms.

1.3 The entry into and performance of this agreement by the Vendor does not conflict with or exceed:

           (a) any applicable law or regulation or any official or judicial order in the United Kingdom or in the state or province of any other country in which a Group Company is incorporated;

           (b) its memorandum and articles of association;

           (c) any agreement or document to which it is a party or which is binding upon it, nor will it result in the creation or imposition of any security interest on any of its property, assets or revenues.

1.4 All authorisations, approvals, consents, licences, exemptions, filings, registrations, or notarisations required in the United Kingdom or in the state or province of any other country in which a Group Company is incorporated in connection with the Vendor's entry into and performance of, and the validity and enforceability of, this agreement, have been obtained or effected and are in full force and effect.

2          Corporate Matters

2.1 The information contained in Parts 1, 2 and 3 of Schedule 1 relating to the Group Companies is true and accurate in all material respects.

2.2 There are no Subsidiary Undertakings of the Companies other than those listed in Part 2 of Schedule 1, and Part 3 of Schedule 1 identifies all bodies corporate (other than the Group Companies) in which any of the Group Companies has a shareholding. No Group Company has agreed to acquire a shareholding in any body corporate.

2.3 The only directors of the Group Companies are the persons whose names are listed in Parts 1, 2 and 3 of Schedule 1.

2.4 No person is a shadow director (within the meaning of CA s741) of a Group Company but is not treated as one of its directors for all the purposes of the Companies Acts.

2.5 There are no agreements or arrangements in force which provide for the issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of any Group Company (including an option or right of pre-emption or conversion).

2.6        The Vendor is the only legal and beneficial owner of the Shares.

2.7 The authorised and issued shares of the Companies referred to in Parts 1 and 2 of Schedule 1 comprise, in each case, the whole of that Company's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

2.8 Each allotted and issued share in the capital of each Group Company is legally and beneficially owned by the Group Company shown as a shareholder of it in Schedule 1 and any other person shown as shareholder of it in Schedule 1 is holding the share as nominee for that Group Company, and each such share has been properly allotted and issued, and is fully paid or credited as fully paid.

2.9 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the capital of a Group Company. No person has claimed to be entitled to an Encumbrance in relation to any of those shares.

2.10 All returns particulars resolutions and documents required by law to be filed, in the case of Group Companies incorporated in England and Wales, with the Registrar of Companies and in the case of other Group Companies, any similar authorities, have been duly filed and were correct in all material respects when filed.

2.11 The UK Group Companies have complied with the Companies Acts, and other legal requirements, in connection with their formation, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of their business; the non-UK Group Companies have complied with equivalent companies legislation in relation to such matters in the respective jurisdictions in which they are incorporated.

2.12 All accounts books ledgers financial and other records of each Group Company, including the register of members and statutory books of each Group Company:

           (a) are in its possession or under its control;

           (b) have been properly kept; and

           (c) contain an accurate and complete record in all material respects of the matters with which they should deal.

2.13 The title deeds relating to the assets of each Group Company and an executed copy of all agreements to which a Group Company is a party and the original copies of all other documents which are owned by or which ought to be in the possession of, a Group Company are in its possession.

3          Effect of Sale of Shares

3.1        Compliance with the terms of this agreement does not and will not:

           (a) result in the breach of, or constitute a default under, or relieve a person from an obligation under, any material agreement or arrangement to which any Group Company is a party;

           (b) result in the creation, imposition, crystallisation or enforcement of an encumbrance on assets of any Group Company;

           (c) contravene or constitute a default under the memorandum or articles of association, governing documents or by-laws of any Group Company.

           (d) result in present indebtedness of a Group Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity.

3.2 The Vendor and its Subsidiary Undertakings from time to time other than the Group Companies have no actual knowledge that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Companies by the Purchaser:

           (a) a supplier of the Group Company will cease, or be entitled to cease or intends to cease, supplying or it may substantially reduce its supplies to it;

           (b) a customer of a Group Company will cease, or be entitled to cease or intends to cease, to deal with it or may substantially reduce its existing level of business with it;

           (c) a Group Company will lose the benefit of a right or privilege which it enjoys;

           (d) an officer or senior employee of a Group Company is likely to leave.

4          Litigation

4.1 No Group Company, and no person for whose acts or defaults any Group Company may be vicariously liable, is a party to any civil, criminal or arbitration proceedings where the



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           amount claimed exceeds (pound)10,000 (exclusive of costs or interest)
           (other than debt collection in the ordinary course of business) and so far as the Vendor is aware no such proceedings are pending or threatened by or against any Group Company.

4.2 There is no dispute with a revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of any Group Company, and so far as the Vendor is aware, there are no circumstances which may give rise to a dispute.

4.3 There are no claims outstanding against a Group Company by an employee or third party in respect of an accident or injury which are not fully covered by insurance and so far as the Vendor is aware there are no circumstances which might give rise to a claim liability for which would be uninsured.

4.4 No order has been made, or petition presented, or resolution passed for the winding-up of a Group Company; no distress, execution or other process has been levied in respect of a Group Company which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against a Group Company.

4.5        No Group Company has stopped payment.

5          Insurance

           The schedule of the insurance policies of Group Companies referred to in the Disclosure Letter is true and accurate, the premiums in respect thereof have been duly paid, no claims have been made thereunder in excess of (pound)100,000 in aggregate since the Accounts Date and neither the Vendor or any Group Company has received notification from the insurers thereunder that any such policy is void or voidable nor so far as the Vendor is aware is there any reason why such policies should be void or voidable.

6          Compliance with laws

6.1 No Group Company and none of its officers, agents or employees (during the course of their duties in relation to it) is in violation of any law, statute, ordinance or regulation except for violations which do not have and are not expected to have a material adverse effect on that Group Company.





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6.2        So far as the Vendor is aware no Group Company and no person for whose acts or defaults the Group Company may be vicariously liable has:

6.2.1 induced a person to enter into an agreement or arrangement with that Group Company by means of an unlawful or immoral payment, contribution, gift, or other inducement; or

6.2.2 offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee.

7          Licences and consents

           Each Group Company has obtained all licences and authorisations necessary for the carrying on of its business. So far as the Vendor is aware all the licences and consents are valid and subsisting; no Group Company is in breach of any of the licences or consents; and there is nothing that might prejudice their continuation or renewal.

8          Material contracts

8.1 No Group Company is party or subject to a contract which is material to that Group Company.

8.2 No Group Company is a party to an agreement arrangement or obligation entered into other than in the ordinary course of its business.

8.3 No Group Company is a party to or liable under an agreement which is prohibited by a competition law in any jurisdiction except where any liability arising in respect of such agreement would not have or would not be expected to have a material adverse effect on that Group Company.

9          Suppliers and customers

           No customer or supplier has in the year ending on the date of this agreement notified a Group Company of a material dispute with that Group Company concerning the supply of goods or services by that Group Company where such dispute remains outstanding.





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10         Defaults under agreements by Group Companies

10.1 No Group Company nor, so far as the Vendor is aware, any other person is in default under the terms of any material agreement to which any Group Company is a party.

10.2 Membership of an association is not necessary for the conduct of the business of any Group Company.

10.3 No Group Company is or will with lapse of time, become liable in respect of a representation or warranty (whether express or implied), or a matter giving rise to a duty of care on its part.

10.4 No threat or claim or default under an agreement, obligation or arrangement has been made, and is outstanding, against a Group Company.

11         Related party contracts

11.1 No agreement or arrangement (legally enforceable or not) is outstanding to which any Group Company is a party and to which the Vendor or any Subsidiary Undertaking of the Vendor (other than a Group Company) or any of their respective directors (save for any service agreement) is also a party.

11.2 Save for the Inter-Group Debt no amounts are owing from any Group Company to the Vendor or any Subsidiary Undertaking of the Vendor (other than amounts owing to other Group Companies).

12         Employees

12.1 Complete and accurate particulars of the identities, dates of commencement of employment, or appointment to office, and terms of employment of all employees of each Group Company who earn a basic annual salary in excess of (pound)35,000 per annum including profit sharing, commission or discretionary bonus arrangements, are contained in the Disclosure Letter.





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





12.2 No Group Company is a party to a consultancy contract under which the amount payable per annum is in excess of(pound)35,000.

12.3 No Group Company has received notice of resignation from any employee earning in excess of(pound)35,000 basic salary per annum.

12.4 No Group Company has an agreement with or recognises a trade union, works council, staff association or other body representing any of its employees.

12.5 No contract of service exists between a Group Company and a director or employee in relation to which the requirements of CA section 319 have not been fulfilled.

12.6 There are no schemes in operation entitling an employee of a Group Company to a commission or remuneration calculated by reference to the whole or part of the turnover, profits or sales of a Group Company.

12.7 No Group Company has registered a profit-related pay scheme under the provisions of ICTA Part V Chapter III.

12.8 During the period to which the Last Accounts relate and since the Accounts Date or (where employment or holding of office commenced after the beginning of the period) since the commencing date of the employment or holding of office:

           (a) no change has been made in the rate of remuneration, emoluments or pension benefits, of an officer, ex-officer or senior executive of a Group Company (a senior executive being a person in receipt of remuneration in excess of (pound)35,000 per annum);

           (b) no change has been made in any other terms of employment of an officer or senior executive.

12.9 No Group Company is obliged or accustomed to pay anything other than in respect of remuneration or pension benefits, to or for the benefit of an officer or employee of a Group Company.





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





12.10 No negotiations for an increase in the remuneration or benefits of an officer or employee of a Group Company are current or likely to take place within six months after Completion.

12.11 All contracts of service to which a Group Company is a party are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

12.12 The claims by Graeme Cowley and Linda Cowley against Film Facilities Limited have been settled on the terms disclosed and no Group Company has any other liability or obligation to either of the claimants.

13         Intellectual Property

13.1 The Disclosure Letter lists all trade and service marks which have been registered or for which an application for registration has been filed which are owned by any Group Company in the territory of its incorporation and which are material to its business ("Trademark M specifying as to each, as applicable (a) the class in which application for registration has been made of such Trademark Right;
           (b) the owner of the Trademark Right and (c) the jurisdiction in which such Trademark Right has been issued or registered or in which an application for such issuance or registration has been filed and no Group Company uses trade or service marks which are owned by another Group Company.

13.2 Each of the Intellectual Property Rights purportedly owned by a Group Company is:

           (a) legally and beneficially owned by that Group Company alone, free from any licence, Encumbrance or restriction on use; and

           (b) not the subject of a claim or opposition from a person of which that Group Company has been notified in writing (including, without limitation, from an employee of that Group Company) as to title, validity or enforceability.

13.3 No Group Company has granted nor has it received written notification that it is obliged to grant, a licence, assignment or other right in respect of any of its Intellectual Property



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           Rights nor has any Group Company entered into a written agreement to grant any such licences assignments or other rights other than in the ordinary course of its business.

13.4 So far as the Vendor is aware there is, and has been in the preceding two years, no infringement of any of the Intellectual Property Rights of a Group Company.

13.5 No claim has been received by a Group Company that the carrying on of the business of that Group Company infringes the Intellectual Property Rights of a third party.

           In this paragraph 13 "Intellectual Property Rights" means patents, trade marks, service marks, registered designs, unregistered trade and service marks and copyrights.

14         Accounts

14.1       The Last Accounts:

14.1.1 have been properly prepared and audited in accordance with the Companies Act 1985 and accounting standards principles and practices generally accepted in the United Kingdom (or the relevant corresponding accounting standards in the case of jurisdictions outside the United Kingdom) as at 31 December 1996; and

14.1.2 show a true and fair view of the assets, liabilities and state of affairs of each Company and its Subsidiary Undertakings as at the Accounts Date and of the profits and losses of each Company and its Subsidiary Undertakings for the financial year ended on the Accounts Date;

14.1.3 are not affected by extraordinary, exceptional or non-recurring items;

14.1.4 properly reflect the financial position of each Group Company as at their date;

14.1.5 disclose, to the full extent required by normal accounting standards, all the assets of each Group Company as at their date;

14.1.6 provide or reserve, in accordance with principles set out in the notes included in the Last Accounts for all Taxation liable to be assessed on each Group Company, or for which it may be accountable, in respect of the period ended on the Accounts Date.





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14.1.7     In relation to a Group Company incorporated in the United Kingdom comply with the FRS's applicable to a United Kingdom company as at the last accounting date.

14.2       Since the Accounts Date:

           (i) the businesses of the Group Companies have been carried on in the ordinary course and no Group Company has incurred or agreed to incur any material liability other than in the ordinary course of business;

           (ii) there has been no material adverse change in the financial or trading position of any Group Company; and

           (iii) no Group Company has paid, made or declared any dividend or other distribution nor has it made a cash payment to the Vendor or any Subsidiary Undertaking of the Vendor other than dividends, distributions or cash payments made to other Group Companies;

           (iv) no part of the business of a Group Company has been affected by abnormal factors not affecting similar businesses to a like extent;

           (v) each group Company has paid its creditors in accordance with their respective credit terms.

           For the purpose of Warranty 14.2(ii) "material" means material in the context of the separate business of each Group Company.

14.3 The management accounts of each Company and its Subsidiary Undertakings for January, February, March and April 1997 are annexed to the Disclosure Letter have been prepared on a basis consistent with the basis of preparation of the management accounts of those companies for the corresponding period in 1996 and properly reflect in all material respects the profits and losses, assets and liabilities of each Group Company as at the end of the month to which each set of management accounts relates.





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15         Taxation

           In this clause 15, each Warranty applies to each Group Company, except where the Warranty is expressed to apply to UK Group Companies or where it is expressly provided otherwise.

15.1       Administration

15.1.1 So far as the Vendor is aware, all returns, notifications, computations and payments which should have been made or given by the Group Companies for Taxation purposes in the period of six years preceding the date of this agreement have been made or given and were when given up-to-date, materially correct and on a proper basis; and none of them (or any return, notification, computation or payment made or given prior to such period) is, or so far as the Vendor is aware, is likely to be, the subject of a dispute involving a material amount with the Inland Revenue or other Taxation Authority.

15.1.2 No Group Company has paid or, so far as the Vendor is aware, been assessed to or charged since 1 January 1996 a penalty under a Taxation statute.

15.1.3 All particulars furnished to the Inland Revenue or other Taxation authorities, in connection with the application for a consent, clearance or Taxation ruling on behalf of a Group Company, or affecting a Group Company, fully and accurately disclosed all material facts and circumstances; the consent, clearance or Taxation ruling is valid and effective; and the transaction, for which consent, clearance or Taxation ruling was obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent, clearance or Taxation ruling.

15.1.4 No Group Company has taken any action which has had, or might have, the result of altering or prejudicing, for a period commencing after the Last Accounts Date, an arrangements or agreement which it has with a Taxation authority.

15.1.5 So far as the Vendor is aware, each Group Company has, in the period of three years preceding the date of this agreement, properly operated the PAYE system (or similar system in any relevant jurisdiction), by duly deducting Taxation from all payments made,



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           or treated as made, to its employees, former employees or
           contractors, and accounting to the Inland Revenue or appropriate Taxation Authority (to the extent required prior to the date of this agreement) for all Taxation deducted and for all Taxation chargeable on benefits provided for its employees or former employees.

15.1.6 Each UK Group Company is resident in the United Kingdom for the purposes of corporation tax and each non-UK Group Company is centrally managed and controlled in the jurisdiction in which it is incorporated.

15.1.7 Each Group Company has sufficient records relating to past events to determine either its liability to Taxation or relief from Taxation which would arise on the realisation or disposal of any assets owned by it at or acquired by it since the Accounts Date.

15.1.8 So far as the Vendor is aware, each Group Company has made and (to the extent required prior to the date of this agreement) accounted for all deductions in the period of six years preceding Completion in respect of Taxation required by law to be made from any payment.

15.1.9 The Disclosure Letter contains full and accurate particulars of all elections in force in relation to the UK Group Companies under ICTA s247 (Dividends etc paid by one member of a group to another) and no assessment may be made under that section on a UK Group Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

15.2       Distributions

15.2.1 No UK Group Company has since 6 April 1965 repaid, or agreed to repay, repurchased or agreed to repurchase, or redeemed or agreed to redeem, its own shares, or capitalised or agreed to capitalise profits or reserves in the form of redeemable shares or debentures.

15.2.2 No outstanding security (within the meaning of ICTA s254(1) (Company distributions, tax credits etc.: interpretation)), of a UK Group Company was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA s209 (Meaning of "distribution").





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15.3       Close companies

           No UK Group Company is, or was at any time during the six years ended on the Accounts Date, a close company as defined in ICTA s414 (Close companies).

15.4       Group relief and group surrenders

15.4.1 No UK Group Company has in relation to any accounting period ending the period of six years preceding Completion, made or agreed to make, otherwise than to or from another Group Company:

           (a) a surrender of or claim for group relief under ICTA Part X Ch IV (Group relief);

           (b) a surrender of an amount of surplus advance corporation tax under ICTA s240 (Set-off of company's surplus ACT against subsidiary's liability to corporation tax).

15.4.2 No UK Group Company is liable to make or entitled to receive a payment for group relief or for the surrender of advance corporation tax, otherwise than to or from another UK Group Company.

15.4.3 No UK Group Company has made or received a payment for group relief or for the surrender of advance corporation tax (otherwise than to or from another UK Group Company) which may be liable to be refunded in whole or in part.

15.4.4 No UK Group Company has since 1st April 1987 been a dual resident investing company within the meaning of ICTA s404 (Limitation of group relief in relation to certain dual resident companies).

15.4.5 No UK Group Company has agreed to surrender, otherwise than to another Group Company, a right to receive a tax refund under FA1989 s102 (Surrender of company tax refund etc. within group).

15.5       Transactions not at arm's length





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





15.5.1 No Group Company has acquired a fixed asset owned by it at the Accounts Date in circumstances such that the cost of the acquisition would be treated for Taxation purposes as being less than the amount at which the asset is recorded in the Last Accounts (before any depreciation, revaluation, provision or write-off).

15.5.2 So far as the Vendor is aware, in the period of six years preceding the date of this agreement, all transactions entered into by each Group Company with another Group Company resident for Taxation purposes in a different jurisdiction have been entered into on an arm's length basis and the consideration (if any) charged or received or paid by the Group Company on such transactions has been equal to the consideration which might have been expected to be charged received or paid between independent persons dealing at arm's length.

15.6        Tax avoidance

15.6.1 No UK Group Company has, since the Accounts Date, been a party to a transaction to which any of the following provisions has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:

           (a) ICTA ss703 to 709 (Cancellation of tax advantages from certain transactions in securities);
           (b) ICTA s765 (Migration etc. of companies);

           (c) ICTA s776 (Transactions in land: taxation of capital gains);

           (d) TCGA ss135 to 138 (Company reconstructions and amalgamations);

           (e) TCGA s139 (Reconstruction or amalgamation involving transfer of business).

15.7       Demergers

           No UK Group Company has so far as the Vendor is aware, been engaged in, or been a party to, any of the transactions set out in ICTA 213 to 218 (Demergers) or has made or received a chargeable payment as defined in s214 (Chargeable payments connected with exempt distributions).


15.8       Stock dividends and other securities

15.8.1 No UK Group Company has issued in the period of six years preceding Completion or owns share capital to which ICTA s249 (Stock dividends treated as income) or CGTA s89(1) (Stock dividends: consideration for new holding) applies.

15.8.2 No UK Group Company has issued any security which is an asset to which section 92 Finance Act 1996 (Convertible securities etc.) applies or any relevant discounted security within the meaning of
           Schedule 13 Finance Act 1996 or any security which is a loan relationship to which section 93 Finance Act 1996 (Relationships linked to the value of chargeable assets) applies where the security is outstanding or was outstanding at any time since the Accounts Date.

15.9       Foreign income and gains

15.9.1 No UK Group Company has either received or become entitled to income which is "unremittable income", within the meaning of ICTA s584 (Relief for unremittable overseas income), or a gain to which TCGA s279 (Foreign assets: delayed remittances) could apply.

15.9.2 No UK Group Company has made an election under ICTA s246A (Election by company paying dividend) or has received a dividend treated as a foreign income dividend for the purposes of ICTA Part VI Chapter VA (Foreign income dividends) or is party to arrangements such as are mentioned in ICTA s246A(3) or has given or agreed to give a consent such as is mentioned in ICTA s246K(6) (Matching: subsidiaries).

15.9.3 No UK Group Company owns shares in another company which has made an election under ICTA s246A.

15.10      Foreign companies and emigration

15.10.1 No notice of the making of a direction under ICTA s747 (Imputation of chargeable profits and creditable tax of controlled foreign companies) has been received by a UK Group Company and, so far as the Vendor is aware, no circumstances exist which would entitle the Inland Revenue to make a direction and to apportion profits of a controlled foreign company to a UK Group Company under ICTA s752 (Apportionment of chargeable profits and creditable tax).

15.10.2 No claim has been or could be made against a UK Group Company under FA1989 s134 (Non-payment of tax by non-resident companies) to pay corporation tax in respect of a chargeable gain of a company which is not a Group Company.

15.11 No gain has accrued on any disposal occurring in the six years preceding the date of this agreement in respect of which a UK Group Company is liable to corporation tax on chargeable gains by virtue of TCGA s13 (Attribution of gains to members of non-resident companies).

15.12      Degrouping

           The execution or completion of this agreement will not result in a profit or gain being deemed to accrue for Taxation purposes whether under TCGA s179 (Company ceasing to be member of group: post-appointed day cases) for a UK Group Company or otherwise for a non-UK Group Company.

15.13      Replacement of business assets

           No UK Group Company has made a claim under TCGA ss23 (Receipt of compensation and insurance money not treated as a disposal), 152 (Replacement of business assets: Roll-over relief), 153 (Assets only partly replaced), 154 (New assets which are depreciating assets), 175 (Replacement of business assets by members of a group) or 247 (Rollover relief on compulsory acquisition) which would affect the amount of the chargeable gain or allowable loss which would, but for the claim, arise on a disposal of any of assets owned by it at the date of this agreement or disposed of by it since the Accounts Date.





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15.14      Gifts involving Group Companies

15.14.1 No UK Group Company has held in the period of six years preceding the date of this agreement or holds shares in a company (not being another Group Company) which has made a transfer to which TCGA s125 (Shares in close company transferring assets at an undervalue) applies.

15.14.2 No UK Group Company has received an asset in the period of six years preceding the date of this agreement by way of gift as mentioned in TCGA s282 (Recovery of tax from donee).

15.15      Value added tax and similar taxes

15.15.1 Each Group Company has in the period of six years preceding the date of this agreement:

           (a) complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to any value added tax, sales tax, purchase tax or turnover tax applicable to any jurisdiction in which that Group Company is incorporated or carries on business through a branch or agency (the `relevant VAT legislation');

           (b) maintained full, accurate and up to date records for the purposes of the relevant VAT legislation;

           (c) paid and made all payments and full and accurate returns to the relevant Taxation Authority as required under the relevant VAT legislation.

15.15.2    No Group Company:

           (a) has been required by the relevant Taxation Authority to give security for its obligations under the relevant VAT legislation; and

           (b) has (in the case of the UK Group Companies only) been treated at any time since 30 April 1991 as a member of a group which includes a company other than the Group Companies.





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15.16      Inheritance tax

15.16.1 No UK Group Company has made a transfer of value (as defined in ITA s3 (Transfers of value)).

15.16.2 No Inland Revenue charge for unpaid inheritance tax (as provided by ITA ss237 and 238 (Inland Revenue charge for unpaid tax)) is outstanding over an asset of a UK Group Company or in relation to shares in the capital of a UK Group Company.

15.16.3 No circumstances exist so far as the Vendor is aware, whereby a power mentioned in ITA s212 (Powers to raise tax) could be exercised in relation to shares, securities or other assets of a UK Group Company or could be exercised but for ITA s264(6) (Limitation of liability).

15.17      Stamp duty

15.17.1 No UK Group Company is a party to a document held so far as the Vendor is aware, outside the United Kingdom which confers on the UK Group Company material rights or imposes material obligations and which, if brought into the United Kingdom, would be liable to stamp duty under Stamp Act 1891 s14(4) (Terms upon which instruments not duly stamped may be received in evidence) where the cost of such duty or any penalty would fall on a of the UK Group Companies.

15.18 No Group Company is owed a debt (not being a debt on a security), upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of TCGA s251 (Debts:
           General Provisions).

15.19      Interest rate and currency contracts

           No Group Company is a party to an interest rate contract or option, or a currency contract or option, which is a qualifying contract or a quasi-qualifying contract within the meaning of FA1994 s147 (Qualifying contracts) or s148 (Contracts which may become qualifying contracts).

15.20      Singapore





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





15.20.1    Warranties 14.1.6, 15.1.2, 15.1.3 and 15.5.1 do not apply to SFS.

15.20.2 Full provision or reserve has been made in the Last Accounts for all Taxation liable to be assessed on SFS or for which it is or may become accountable in respect of:

           (a) profits, gains or income (as computed for Taxation purposes) arising or accruing to SFS or deemed to arise or accrue to SFS on or before the Accounts Date;

           (b) any transaction, act, event or omission or whatever nature effected or deemed (for Taxation purposes) to be effected on or before the Accounts Date; and

           (c) distributions made or deemed (for Taxation purposes) to be made on or before the Accounts Date or provided for in the Accounts.

15.20.3 Proper provision or reserve for deferred Taxation which may be assessed on SFS has been made in the Last Accounts in accordance with accounting principles and standards generally accepted at the date of the Agreement in Singapore.

15.20.4 Except as disclosed by the Last Accounts and save in so far as full provision is made in them in a deferred Taxation account for Taxation in respect of any balancing charges which would arise or accrue in respect of any such machinery and plant on disposal thereof at the value at which the machinery and plant is included in the Last Accounts, the machinery and plant is not included in the Last Accounts at such value that if it were obtained on the disposal or deemed disposal of the machinery and plant as a whole a balancing charge would arise.

15.20.5 All particulars furnished to the Inland Revenue or other Taxation Authority, in connection with the application for any consent or clearance made by SFS disclosed all facts and circumstances material for the decision of the Inland Revenue or such other authority and, so far as the Vendor is aware, there are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the Inland Revenue or the Taxation Authority concerned.





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





15.20.6 No director or officer of SFS has since the Accounts Date paid or become liable to pay any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

15.20.7 SFS neither is nor may become liable to pay or make reimbursement or indemnity in respect of Taxation (or amounts corresponding thereto) in consequence of the failure by any other person (other than another Group Company) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising occurring or deemed to arise or occur (whether wholly or partly) prior to the date of the agreement.

15.20.8 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance, or otherwise) from, against or in respect of any Taxation has been claimed and/or given to SFS which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time before the date of the agreement.

15.20.9 SFS neither owns nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including without limitation, the benefit of any licences or agreements) the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arms' length basis.

15.20.10 SFS has not engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement falling within the provisions of Section 33 of the Income Tax Act, Chapter 134 of Singapore or any similar legislation of any relevant jurisdiction.

15.20.11 All documents to which SFS is a party or which form part of SFS's title to any material asset owned or possessed by it or which SFS may need to enforce or produce in evidence in the courts of Singapore have been duly stamped and (where appropriate) adjudicated.

15.20.12   So far as the Vendor is aware, there are:





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           (a) no loans made by SFS to the Vendor and/or any director of a
               Related Company (as defined in section 6 of the Companies Act, Chapter 50 of Singapore) and/or any person connected with any of them, and SFS has not been a party to any transaction to which any of the provision of Section 150A (Substantial property transactions involving directors, etc), Section 160C (Liabilities arising from contravention of Section 160A) or Section 162 (General restrictions on loans etc to directors and persons connected with them) of the Companies Act Chapter 50 of Singapore may apply;

           (b) no debts owing to SFS by any director of SFS;

           (c) no debts owing by SFS other than debts which have arisen in the ordinary course of business; and

           (d) no securities for any such loan or debts as aforesaid.

15.20.13 So f ar as the Vendor is aware, there are no existing contracts or arrangements to which SFS is a party and in which the Vendor and/or any director of a Related Company (as defined in section 6 of the Companies Act, Chapter 50 of Singapore) and/or any person connected with any of them are interested whether directly or indirectly.

15.20.14 So far as the Vendor is aware, there are no outstanding, nor during the past six years have there been, any arrangements or understandings (whether legally binding or not) between SFS and any person who is a shareholder, or the beneficial owner of any interest in SFS or in any company in which SFS is interested, or any person connected with any such person, relating to the management of SFS's business for a management fee, or the appointment or removal of directors of SFS, or the ownership or transfer of ownership of the letting of any of the assets of SFS, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from SFS, or otherwise howsoever relating to its affairs.

15.20.15 Save to the extent (if any) to which provision or allowance has been made in the last Accounts, SFS has not made or agreed to make any payment to or provided or agreed to



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           provide any benefit for any present or former director or employee which, so far as the Vendors are aware, is not allowable as a deduction for the purposes of Taxation.

15.20.16 SFS does not have outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any Taxation, contribution or other impost arising in connection with the employment or engagement of employees or directors by it.

15.21      Australia

           In this clause 15.21:

           "Australian Companies" means Samuelson Group Pty Limited (ACN 002952
           236), Samuelson Film Service (Australia) Pty Limited (ACN 000 941
           533), John Barry Group Pty Limited (ACN 000 599 262) and Samuelson Cases (Australia) Pty Limited (ACN 003 111 886) and "Australian Company" has a corresponding meaning; and

           "Tax Act" mans the Income Tax Assessment Act 1936 of the commonwealth of Australia (as amended).

15.21.1    No dividend has been paid by any Australian Company:

           (a) in respect of which the required franking amount (as provided for in section 160AQE of the Tax Act has exceeded the franked amount (as defined in section 160APA of the Tax Act) of the dividend; or

           (b) which has been franked in excess of the required franking amount;

           which would result in that company being liable to pay franking deficit tax under section 160AQJ of the Tax Act or additional tax under section 160ARX of the Tax Act.

15.21.2 There are no existing or pending statutory franking debits to the franking account of any Australian Company in relation to dividend streaming arrangements, on-market share buy-back purchases or otherwise.

15.21.3 No asset of any Australian Company has been the subject of an election for, or compulsory roll over relief under, Part IIIA of the Tax Act either as a result of a claim



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           by the relevant Australian Company for relief or the compulsory operation of the rollover relief provisions in Part IIIA of the Tax Act.

15.21.4    Each Australian Company has correctly:

           (a) credited or debited its Class C franking account after the conversion time (as defined in section 160AS of the Tax Act) as required under sections 160ASG, 160ASH and 160ASI of the Tax Act; and

           (b) debited and credited its Class A franking account and its Class B franking account, and debited its Class C franking account as required under section 160ASK of the Tax Act.

15.21.5 The requirements of sections 160AQF and 160AQH of the Tax Act were met in respect of the franking of all dividends declared by any Australian Company before Completion.

15.21.6 No debt or other obligation of any Australian Company has been forgiven, waived, released or otherwise dealt with, nor has any arrangement been entered into in relation to any such debts or liabilities, since 27 June 1996.

15.21.7     The Vendor has fully and correctly disclosed to the Purchaser:

           (a) all disposals of assets to which Division 19A of Part IIIA of the Tax Act has applied in relation to any Australian Company prior to the date of the agreement;

           (b) the manner in which and the basis on which Division 19A of Part IIIA of the Tax Act has applied in relation to each such disposal;

           (c) the effect which each such application of Division 19A of Part IIIA of the Tax Act has had on the cost base (for the purposes of Part IIIA of the Tax Act) to the relevant Australian Company of any shares in or loans to any company which has prior to Completion been a transferor as defined in and for the purposes of Division 19A of Part IIIA;





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           (d) all information or evidence required or necessary to explain or support each such application of Division 19A of Part IIIA of the Tax Act.

15.22      France

15.22.1 Warranties 14.1.6, 15.1.1 and 15.1.8 do not apply to Samuelson Alga Cinema SA and Cinecam SARL.

15.22.2 The provisions for Taxation which appear in the Last Accounts of Samuelson Alga Cinema SA and Cinecam SARL are sufficient for the payment of all Taxation due or accrued at the Accounts Date (regardless of the date of the event which is the origin of the Taxation and regardless of the date on which payment thereof is due). Samuelson Alga Cinema SA and Cinecam SARL have filed all national, departmental and local tax and social declaration at the required time and have kept copies of the originals filed. All Taxation owed by Samuelson Alga Cinema SA and Cinecam SARL or payable which ought to have been paid has been paid within the legal time limits.

15.22.3 Samuelson Alga Cinema SA and Cinecam SARL have withheld all Taxation required to be withheld by them in respect of wages, licence fees in interest or any other sum paid by them.

15.22.4 So far as the Vendor is aware, the interest paid to the shareholders of Samuelson Alga Cinema SA and Cinecam SARL prior to the date of the agreement has never exceeded the maximum authorised by Articles 39-13 and 212 of the General Tax Code.

16         Finance

16.1 Since the last Accounts Date, the Group Companies have not disposed of or realised capital assets or an interest in capital assets for consideration in excess of (pound)200,000 in aggregate.

16.2 No Group Company has outstanding or has agreed to create or issue any loan capital; and it has not factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts.





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16.3       No Group Company has received notice (whether formal or informal)
           from a lender of money, requiring repayment or intimating the enforcement of a security; and so far as the Vendor is aware there is nothing likely to give rise to a notice.

16.4 Full and accurate statements of the bank accounts of each Group Company, and of the credit or debit balances as at a date not more than seven days before the date of this agreement, have been supplied to the Purchaser.

16.5 In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to a Group Company (referred to in this clause as "facilities"):

           (a) there are attached to the Disclosure Letter accurate copies of all documents relating to the facilities;

           (b) there has been no material contravention of, or M with, the provisions of those documents;

           (c) no steps for the early repayment of indebtedness have been taken or threatened;

           (d) there have not been, nor are there, circumstances known to the Vendor whereby the continuation of any of the facilities might be prejudiced, or which might give rise to an alteration in its terms; and

           (e) none of the facilities is dependent on the guarantee or indemnity of, or security provided by, a person other than a Group Company.

17         Assets

17.1 Except in relation to real property and assets subject to finance lease or hire, hire purchase, credit sale or conditional sale agreements as disclosed in the Disclosure Letter:





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17.1.1     each asset acquired by a Group Company since the Accounts Date (other than assets disposed of since that date in the ordinary course of business) is legally and beneficially owned by that Group Company free from any Encumbrance; and

17.1.2 each asset included in the Last Accounts and not disposed of in the ordinary course of business since the Accounts Date which is represented in the Last Accounts as an asset of a Group Company is legally and beneficially owned by a Group Company free from any Encumbrances.

17.2 No Group Company holds goods which it purchased on terms that property does not pass until full payment is made or all indebtedness discharged.

hidden text

17.3.1 all the assets and undertakings of each Group Company of an insurable nature (excluding the Properties) are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it;

17.3.2 each Group Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same kind of business;

17.3.3 all insurance is in full force, and so far as the Vendor is aware, nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium;

17.3.4 none of these policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate;

17.3.5 no claim is outstanding, or may be made, under any of the policies and so far as the Vendor is aware no circumstances exist which are likely to give rise to a claim.

17.4 All equipment used in connection with the business of each Group Company is legally and beneficially owned by the relevant Group Company save as disclosed in the Disclosure Letter and all that equipment which has been subject of rental agreements



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with       customers during the period of six months prior to the date of this agreement is in satisfactory working order and has been regularly and properly maintained.

17.5 At Completion each of the Group Companies will have repaid all loans and other indebtedness (including any indebtedness arising under any finance leases or other financing arrangements outstanding in respect of rental stocks) but excluding trade debt arising in the ordinary course of business.

17.6 The rental asset inventory at 31 December 1996 included all items shown in the inventory of rental assets of the Group Companies at 30 April 1997 in the Agreed Form except those rental assets that had been disposed of in the ordinary course of business between 31 December 1996 and the date of the inventory in the Agreed Form and except any assets acquired during that period and all such assets were reflected in the management accounts of the Group Companies prepared in respect of the months ended 31 January, 28 February, 31 March and 30 April 1997.

18         Real Property

18.1 The Properties comprise all land and premises owned, occupied or used by, or in the possession of each Group Company.

18.2 The details of the Properties contained in Schedule 4 are correct in all material respects.

18.3 The documents and information given by or on behalf of the Vendor to the Vendor's Solicitors to produce the Certificates of Title are true and accurate and not misleading.

18.4 Save in respect of the properties referred to in the Disclosure Letter, no Group Company is actually or contingently liable in respect of any lease or licence for any premises other than the Property.

18.5 Except for obligations arising in relation to an informal arrangement for occupation of Block 219, Henderson Industrial Park, Henderson Road, #03-06 Singapore 159556, Samuelson Film Service Pte Limited has no obligations or liabilities in respect of any other lease or interest in real property.





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18.6       Each of the leases of real or personal property to which either of the Group Companies incorporated in France is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms. Save as disclosed none of such leases contains any unusual provisions. All the premises in which the Group Companies incorporated in France carried on their activities under a commercial lease subject to the provisions of the Decree of 30 September 1953 are registered with the relevant Commercial and Companies Registries. No notice to terminate has been given to either of the Group Companies incorporated in France in respect of any of the leases referred to in Schedule 4 and neither of the companies has been responsible for any act or omission which could justify the lessor in terminating any such lease.

19         Pensions

19.1 There is not in operation, and no proposal has been announced to enter into or establish, an agreement, arrangement, custom or practice (whether legally enforceable or not and approved or not) for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or during periods of sickness or disablement, for the benefit of a director, former director, employee or former employee of a Group Company or any of their dependants other than the Samuelson Group PLC 1991 Pension Plan, the Samuelson Group PLC Tier 2 VIP Pension Scheme, the Samuelson Film Service Limited Pension Scheme, the Cine Holdings Executive Pension Scheme, the Cine Holdings Limited Staff Pensions Scheme, the Cine Holdings Limited Group Death in Service Benefit Scheme, the Victor Duncan 401k Scheme, the Noonan Family Superannuation Fund and the Healey Family Superannuation Fund (the "Disclosed Schemes") and other than arrangements to which Group Companies are required by statute to contribute.

19.2 All material particulars (including details of benefits) relating to the Disclosed Schemes and copies of all material documents relating to the Disclosed Schemes which have not been superseded have been disclosed to the Purchaser or its advisers.

19.3       No contribution due to the Disclosed Schemes is unpaid.





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19.4       The Disclosed Schemes in all material respects comply with and have been administered in accordance with all applicable laws including the requirements of Article 119 of the Treaty of Rome. In particular (but without affecting the generality of this warranty) no employee or former employee of any Group Company has been excluded from or has had benefits limited under the Disclosed Schemes whether directly or indirectly on grounds of sex or because of part-time employment in contravention of applicable law or Article 119 of the Treaty of Rome.

19.5 No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any employee of any Group Company about the continuation of the Disclosed Schemes or any alteration to or exception from their terms or the increase or improvement of benefits.

19.6 Each Group Company has observed and performed in all material respects all provisions of the Disclosed Schemes which apply to it.

19.7 The Disclosed Schemes (excluding the Victor Duncan Inc 401K scheme) are exempt approved within the meaning of Section 592 Taxes Act and so far as the Vendor is aware there are no facts or circumstances which may cause the withdrawal of any such approval by the Inland Revenue.

19.8 Save for routine claims for benefits there are no actions, suits or claims in progress, pending or threatened, in relation to the Disclosed Schemes against by any employee or former employee of a Group Company or any person claiming in respect of them against any Group Company, the Vendor, the Disclosed Schemes or any of their trustees. So far as the Vendor is aware, there are no investigations, enquiries, complaints or disciplinary proceedings by or before any government body, the Occupational Pensions Regulatory Authority or the Pensions Ombudsman concerning the employees or former employees of any Group Company and so far as the Vendor is aware none are pending or threatened.

19.9 None of the assets of the Disclosed Schemes is an employer related investment (within the meaning of Section 112 Pension Schemes Act
           1993).





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19.10      No payment to which Section 602 Taxes Act applies has been made out of the funds which are held for the purposes of the Disclosed
           Schemes.

19.11 There have been no active members of the Samuelson Film Service Limited Pension Scheme since 1 May 1990. The Cine Holdings Executive Pension Scheme has at all relevant time been a money purchase scheme.

20          Brokerage or Commissions

           No person is entitled to receive from a Group Company a finder's fee, brokerage or commission or fee for professional advice in connection with this agreement or anything contained in it.

21         Information

           All information set out in the Disclosure Letter (excluding the documents annexed to or referred to in the Disclosure Letter) is true, complete and accurate in all material respects and not misleading in any material respect. The copy documents annexed to or referred to in the Disclosure Letter are true and complete copies.

22         Guarantees

22.1 None of the Group Companies has given a written guarantee or written indemnity of the obligations of any other Group Company or any other person, other than those specified in the Disclosure Letter.

22.2 None of the Group Companies has been notified in writing of any claim in respect of the guarantees and indemnities specified in the Disclosure Letter.

23         Environmental Matters

23.1       So far as the Vendor is aware:

23.1.1 each Group Company is in compliance with and has at all material times in the last six years complied in all material respects with all Environmental Laws; and

23.1.2 each Group Company is in possession of, has obtained and complied in all material respects with and has at all material times in the last six years been in possession of and complied in all material respects with the terms and conditions of all Permits applicable to the conduct of the business of the Group Companies, the use of each of the Properties and activities conducted from them;

23.1.3 in the last six years there have been (whether in relation to the Group Companies or to any of the Properties or activities conducted from them) no claims in respect of breaches of Environmental Laws or Permits and so far as the Vendor is aware no circumstances exist which might prejudice the renewal of any Permit.

23.2 In this Warranty the following words and expressions have the meanings stated:

           "Environment"            air  (including,  without  limitation,  that
                                    within  buildings  or  natural  or  man-made
                                    structures,  whether  above or below ground)
                                    water (including  without  limitation inland
                                    waters  surface waters and ground water) and
                                    land (including  without  limitation,  river
                                    bed  under  any  water as  described  above,
                                    surface  land   sub-surface   land  and  any
                                    building  structure or  receptacle  in or on
                                    land);

           "Hazardous Substance"    controlled   waste   and/or  any   substance
                                    (including,   without  limitation,   special
                                    waste)  which alone or in  combination  with
                                    any other  substance  is  hazardous,  toxic,
                                    radioactive,   explosive   or   capable   of
                                    polluting the Environment or causing harm to human health or to the health of any living organism;

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







           "Permit" any consent, approval, authorisation, exemption, filing requirement, licence, order, permission, recording or registration (and references to obtaining Permits shall be construed accordingly) under any Environmental Law;

           "Environmental Law"      any  legislation  or regulation or directive
                                    having   the   force   of   law   (including
                                    subordinate or delegated  legislation),  and
                                    any  judgement  order or award of any court,
                                    which  relates  to  the  protection  of  the
                                    Environment and/or the control of discharges
                                    or emissions  and/or the  prevention of harm
                                    to  human  health  or to the  health  of any
                                    other living organism and/or to the storage,
                                    disposal   handling  or   transport  of  any
                                    Hazardous Substance.

24         Investigations

           No notice has been received by a Group Company that investigations or enquiries by, or on behalf of, a governmental or other regulatory body in respect of the affairs of a Group Company are taking place or pending nor, so far as the Vendor is aware, are any such investigations or enquiries pending or threatened.

25         Unfair trade and restrictive practices

25.1 No Group Company has committed, or omitted to do, anything which could give rise to a fine or penalty.

25.2 No Group Company is a party to an agreement, practice or arrangement which:

           (a) contravenes the Trade Description Act 1968;

           (b) contravenes the Fair Trading Act 1973 Part XI;

           (c) would, or might, result in a reference of a "consumer trade practice," within the meaning of the Fair Trading Act 1973 section XIII or be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;





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           (d) contravenes, or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977;

           (e) contravenes, or is invalidated by, the Re-sale Prices Act 1976;

           (f) contravenes the Treaty of Rome;

           (g) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulation.

25.3 No Group Company has engaged in an anti-competitive practice as defined in the Competition Act 1980.

26         Documents stamped

           All documents which affect the right, title or interest of a Group Company in to any of its properties or material assets and which attract stamp duty have been duly stamped.

27         Transactions involving directors

           No Group Company has been a party to a transaction to which CA section 320 or section 330 may apply.

28         Powers of attorney

28.1       No power of attorney by a Group Company is in force.

28.2 No authorities (expressed or implied) by which another person may enter into a contract or commitment to do anything on behalf of a Group Company are outstanding.

29         Defective products

           No Group Company has sold or supplied products which were in a material respect faulty or defective, or which did not comply in a material respect with warranties or representations expressly or impliedly made by it, or with applicable regulations, standards and requirements.





                                       90
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                                   SCHEDULE 3
                      LIMITATIONS ON THE VENDOR'S LIABILITY

1          Limitation of Vendor's liability

           The provisions in this Schedule shall operate to limit the liability of the Vendor under and in respect of the Warranties and under the covenants given by the Vendor contained or to be contained in the Tax Deed and references in the Schedule to "hereof" "hereunder" and to "liability hereunder" shall be construed to refer to such liability as appropriate. Expressions defined in the Tax Deed shall where the context so requires have the same meanings in this Schedule. Clause 7 and Schedule 2 of the agreement and the Tax Deed (and any warranties given or referred to in the NZ Share Sale Agreement and the US Share Sale Agreement) shall accordingly have effect subject to and as qualified by the terms of this Schedule.

2 The Purchaser shall not be entitled to bring any claim under the Warranties or the Tax Deed unless the loss thereby sustained shall exceed(pound)2,500. For the purposes of this Schedule references to a claim for breach of the Warranties or under the Tax Deed shall mean a claim under the Warranties or under the Tax Deed where the loss sustained thereby exceeds (pound)2,500.

3 No liability shall in any event arise in respect of any claim for breach of the Warranties or under the Tax Deed unless the loss thereby sustained (together with the aggregate amount of losses sustained arising from previous claims, if any) shall exceed a total sum of (pound)200,000 and in the event that such total sum is exceeded the Vendor shall (subject always to the provisions of this Schedule) be liable only for the amount of any excess over (pound)200,000. The limitation in this paragraph 3 shall not apply to the covenant in clause 2.1.1 of the Tax Deed in relation to a Liability to Taxation resulting from or arising in respect of the transfers of the businesses and assets of the video businesses of VDI and Samuelson Group referred to in that clause 2.1.1.

4 Save in the event of fraud or wilful non-disclosure by the Vendor the maximum aggregate liability of the Vendor in respect of all claims for breach of the Warranties and



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           under the Tax Deed made upon the Vendor hereunder (and Visual Action
           Holdings Inc., under the US Share Sale Agreement) shall not exceed (pound)30 million. For the avoidance of doubt there shall be included in the aforesaid amount all legal and other professional fees costs and expenses incurred by the Purchaser in establishing and presenting any claim against the Vendor.

5 No claim shall be brought by the Purchaser against the Vendor in respect of any breach of the Warranties or under the Tax Deed unless notice in writing of any such claim (specifying in reasonably sufficient detail the nature of the breach and so far as practicable the amount claimed in respect thereof) has been given to the Vendor
           (i) other than in relation to Tax Warranties or the Tax Deed, on or before the later of eighteen months following Completion or the signing of the audit certificate in respect of the accounts of each Company for the period ending on 31 December 1997 or (ii) in relation to Tax Warranties or under the Tax Deed on or before the seventh anniversary of Completion; in each case, the "Expiry Date".

6 Any claim in respect of any breach of the Warranties or under the Tax Deed which has been made before the Expiry Date shall if it has not been previously satisfied settled or withdrawn be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of twelve months commencing on the date that notice of the claim has been given to the Vendor pursuant to paragraph 5 of this Schedule unless within such twelve month period proceedings in respect thereof shall have been commenced against the Vendor and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Vendor.

7 If any payment is made by or on behalf of the Vendor to the Purchaser (or, as the case may be, by the Vendor to Panavision) in respect of any claim under the Warranties or the Tax Deed such payment shall, to the extent permitted in law, operate to reduce the amount of the Consideration payable under this agreement (or, as the case may be, under the NZ Share Sale Agreement or the US Share Sale Agreement) which reduction shall be allocated to the Consideration paid for the Shares or, as the case may be, the Consideration paid for the shares in VDI or Visual Action (NZ) in respect of which the relevant claim is made.

8 In the event the Purchaser or any Group Company shall effect any recovery or receive any benefit in money or money's worth (whether by way of payment, rebate, discount, credit or otherwise) from any third party (including any taxation authority) in respect of any matter for which a claim has been made in respect of breach of any of the Warranties and in relation to which the Vendor has made a payment hereunder the Purchaser shall repay an amount equal to the amount so recovered (less the costs and expenses of its recovery and any Taxation payable by the Purchaser or a Group Company as a result of its receipt) or (if the amount already paid to the Vendor is less than the amount so recovered) the amount of such payment.

9          Specific limitations

9.1 No liability shall arise to the Vendor and the Purchaser shall not have any claim whatsoever against the Vendor for breach of the Warranties or under the Tax Deed:

9.1.1 for any Liability to Taxation for which a Group Company is, or may become, liable wholly or primarily as a result of transactions in the ordinary course of its business after the Accounts Date or to the extent attributable to Taxation relating to actual income, profits or gains of the Group Company arising or accruing after the Accounts Date;

9.1.2 to the extent such breach or claim arises as a result of a change in the law or its interpretation in any jurisdiction inside and/or outside the UK, enacted or made after the date of this agreement, or the withdrawal or amendment of any extra statutory concession or practice made by a Taxation Authority after that date or occurs as a result of any increase in the rates of Taxation made after the date of this agreement;

9.1.3 to the extent such breach or claim arises as a result only of the appropriate provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation made after the date of this agreement;

9.1.4 if and to the extent that such breach or claim would not have arisen but for any voluntary act, omission, transaction or arrangement of a Group Company or the Purchaser or any subsidiary or holding company of or any person connected with the Purchaser (including assigns and successors in title) carried out, or occurring after the date of this agreement otherwise than in the ordinary, and usual course of business or in accordance with an obligation existing on or before Completion;

9.1.5 to the extent that an appropriate provision or reserve in respect thereof was made in the Last Accounts or was specifically referred to in the notes to the Last Accounts;

9.1.6 to the extent that such breach or claim would not have arisen but for the fact that the treatment of any assets or liabilities, or of the Taxation attributable to timing differences in future accounts of a Group Company, is different to the treatment in the Last Accounts;

9.1.7 to the extent that such breach or claim is, or can be, reduced, mitigated or deferred by Vendor's Reliefs;

9.1.8 to the extent that such breach or claim would not have arisen but for any Vendor's Reliefs being utilised in respect of Taxation attributable to any act, omission or transaction occurring or entered into after that date or resulting from or calculated by reference to any income, profits or gains earned, accrued or received deemed to have been earned, received or accrued after that date;

9.1.9 to the extent that such breach or claim would not have arisen (or would not have arisen at the time that it does arise) but for any claim, disclaimer, notice, election, consent or return (or withdrawal or revocation or amendment thereof) made or given (or omitted to be made or given within any requisite period) for any Taxation purpose (including without limitation in respect of any capital allowances) after the date of this agreement unless the same was assumed to be made or given (or, as the case may be omitted to be made or given) in or for the purpose of the Last Accounts;

9.1.10 to the extent that such breach or claim would not have arisen but for any transfer, winding up or cessation after Completion of any trade or business carried on by a Group Company or any major change in the nature or conduct thereof, whether taking place after or partly before and partly after Completion or any significant increase in the capital of a Group Company after Completion (as determined for the purposes of ICTA s768B);

9.1.11 to the extent that any Liability to Taxation or Claim to Taxation was paid or discharged prior to Completion;

9.1.12 to the extent that there is a corresponding reduction in the Liability to Taxation of or increase in Reliefs available to the Group Company (which has the Liability to Taxation) for another accounting period ending on or before Completion or to another Group Company for any accounting period ending on or before Completion;

9.1.13 to the extent that such breach or claim arises by reason of the disposal (including deemed disposal) after Completion of any asset which is or has at any time been in use for the purposes of the trade carried on by a Group Company (unless the Group Company was legally obliged so to do pursuant to an agreement entered into before Completion) or by reason of any such asset being or becoming a wasting asset (within TCGA section 44) or ceasing to be used for any such purpose or by reason of the expiration of a period of time beginning with the acquisition of such an asset;

9.1.14 to the extent that such breach or claim arises by reason of any change in the intentions of a Group Company after Completion as to the use of any goods or services supplied to the Group Company on or before Completion or by reason of the making of any exempt supply of goods or services by the Group Company for the purposes of VAT after Completion;

9.1.15 to the extent that it has been made good or otherwise compensated for by the Vendor;

9.1.16 to the extent that a Group Company is entitled to claim indemnity against any loss or damage suffered by a Group Company arising out of such breach or claim under the terms of any insurance policy of a Group Company in force at Completion and disclosed to the Purchaser makes a claim under any such insurance policy and receives payment pursuant to such claim, the Vendor hereby undertaking to procure that such Group Company makes such a claim;

9.1.17 to the extent that a provision or reserve in the Last Accounts is unnecessary or excessive or a liability for which provision is made in the Last Accounts is less than the amount provided;

9.1.18 to the extent that it is or can be mitigated by any group relief, advance corporation tax or a tax refund surrendered to or made available to a Group Company and without limitation, to the extent that the Vendor has surrendered or procured the surrender of amounts to offset the Taxation or has offered to surrender or procure the surrender of amounts with could have offset the Taxation but for a failure to accept the surrender by a Group Company after Completion.

9.1.19 to the extent of any recovery by the Purchaser in respect of, or arising from, the same Liability to Taxation or Claim for Taxation under the Tax Deed or the Warranties (as appropriate);

9.1.20 to the extent it arises or is increased as a result of the Purchaser or a Group Company failing to act in accordance with the reasonable instruction of the Vendor in conducting any dispute (as referred to in paragraph 12 of this Schedule or in clause 5 of the Tax Deed) in respect of the claim.

9.2 Each of the above exclusions and limitations shall be construed independently and none shall qualify any other or affect its interpretation.

10 The Purchaser shall not be entitled to recover damages in respect of any claim for breach of the Warranties or otherwise obtain reimbursement or restitution more than once to the extent and in respect of the same damage suffered.

11 The Purchaser shall not be entitled to claim that any fact or circumstance constitutes a breach of any of the Warranties to the extent that such fact or circumstance has been fairly disclosed in the Disclosure Letter or in any other document attached or annexed to the Disclosure Letter but for the avoidance of doubt disclosures made in the Disclosure Letter or in any other document attached to or annexed to the Disclosure Letter shall not affect liability under the Tax Deed.

12 If any claim is received by or comes to the notice of the Purchaser (including notice of circumstances likely to give rise to a claim) for which the Vendor may be liable under this agreement except in relation to a claim for a breach of Tax Warranty or under the Tax Deed or if any claim against the Vendor arises in respect of or out of circumstances in which the Purchaser or any Group Company is entitled to recover any amount in damages or otherwise from any third party then the Purchaser shall (by way of covenant but not as a condition precedent to the liability of the Vendor):

           (a) as soon as reasonably practicable give written notice of each such matter to the Vendor;

           (b) not make any admission of liability or compromise with any person body or authority in relation thereto without the prior agreement of the Vendor such consent not to be unreasonably withheld or delayed.

           (c) give the Vendor and its professional advisers reasonable access to the premises and personnel of the Company and to any relevant accounts documents and records within its power possession or control to enable the Vendor and its professional advisers to examine such claim accounts documents and records and to take copies thereof at their own expense;

           (d) take such action as the Vendor may reasonably request to assess, pursue or defend such claim or to compromise the same (provided that for this purpose a request by the Vendor shall not be deemed to be reasonable if it is likely to have a material adverse affect on the reputation or commercial standing of the relevant Group Company having regard to the magnitude of the amount claimed) and permit either in its own name or in the name of the Purchaser or any Group Company or in any such names to conduct any proceedings initiated by the Purchaser or the Company or to defend any proceedings brought against the Purchaser or the Company, provided that the Vendor shall indemnify and secure the Purchaser and each Group Company to the reasonable satisfaction of the Purchaser against any liability costs damage or expenses which may be incurred thereby and provided further that the Vendor shall keep the Purchaser fully informed and consulted (in advance where practicable) of all relevant matters including providing the Purchaser with copies of all relevant correspondence and documentation.

13 For the avoidance of doubt nothing in this agreement shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Vendor of the terms of this agreement.

14         The Purchaser confirms:

           (a) that it has not been induced to enter into this agreement, the NZ Share Sale Agreement, the US Share Sale Agreement or the Tax Deed or any of the other documents or arrangements referred to in it by, and has not otherwise relied on, any statement of fact or opinion, representation, warranty, covenant or undertaking of the Vendor or of any employee, agent, adviser or consultant of the Vendor save that it has entered into this agreement in reliance on the Warranties and any representations or warranties in the Tax Deed and the Purchaser waives all rights it has in respect of representations (other than fraudulent representations) made to it but not repeated in the Warranties or the Tax Deed;

           (b) that it has not already formulated and does not presently contemplate making any claim against the Vendor under the Warranties.

15 No breach or breaches of any of the Warranties shall give rise to any right on the Purchaser to rescind or terminate this agreement following Completion.

16 For the purposes of the monetary limitations in paragraphs 2, 3 and 4 of this Schedule any claims in currencies other than Sterling shall be converted into Sterling at the spot rate ruling in the London Market on the date on which the Vendor first receives notice of a claim in accordance with the provisions of this agreement.

                                   SCHEDULE 4

*Connotes that a Certificate of Title will be given.


                                     PART 1
                               SAMUELSON GROUP PLC
                       DETAILS OF GROUP PROPERTY IN THE UK
                                    UK LEASES


PROPERTY                       DATE OF LEASE      TERM OF LEASE     RENT           TENANT
----------------------------------------------------------------------------------------------------

*Unit 8                        19.9.84            25 years           67,000        Cine Holdings Ltd
7 Silver Road                                     commencing
White City Ind. Estate Wood                       1.1.83
Lane
London W12

*Unit 27                       24.11.88           25 years          120,000        Samuelson Group Ltd
12 Taunton Road                                   commencing
The Metropolitan Centre                           29.9.88
Greenford

*Units 28/29                   9.7.86             25 years          139,000        Grip House Limited
(formerly 16/17)                                  commencing 25
9/11 Taunton Road                                 12.85]
The Metropolitan Centre
Greenford

*Units 30/31/32 (formerly      9.7.86             25 years          171,000        Grip House Limited
13/14/15)                                         commencing
5/7 Taunton Road                                  25.12.85
The Metropolitan Centre
Greenford



*Unit 21                       17.8.88            25 years          112,000        Samuelson Group Ltd
Derby Road                                        commencing
The Metropolitan Centre                           25.12.87
Greenford

Unit E20                       1.10.90            15 years from      12,825        Grip House Limited
Eleventh Avenue Kingsway                          1.10.90
Interchange
Team Visual Action Holdings
Ind Estate
Newcastle upon Tyne


                                     PART 2
                    DETAILS OF GROUP PROPERTY OUTSIDE THE UK
                                 FOREIGN LEASES

PROPERTY                      DATE OF LEASE   TERM OF LEASE      RENT                TENANT
----------------------------------------------------------------------------------------------------

*1 McLachlan Avenue           1/1/96          3 years            $400,000 pa         Samuelson Group Pty
Artarmon NSW Australia                        from1/1/96         currently           Limited
                                              -31/12/98          $503,9380 pa

*245-247 Normanby Road        26/4/94         5 years            $106,500 pa         Samuelson Film Service
South Melbourne Australia                     from1/3/94         $110,655 pa         (Australia) Pty Limited
currently

Building 7                    12/10/94        5 years            $13,186             ditto
Warner Roadshow Movie                         from1/7/94
Studios
Pacific Highway Oxenford
OLD Australia

2650 W Bradley Pl Unit A      23/5/90         1/9/90-30/9/00     $15,323 per month   Victor Duncan Inc
Chicago Illinois                                                 stepped up to
                                                                 $16,592

3752 Dekalb Technology        31/8/89 and     5 years            $7,413 per month    ditto
Parkway                       24/3/93         from1/12/89
Atlanta                                       Termination date
Georgia                                       extended to
                                              30/11/97



6305 N. O'Connor Road         27/8/81 and     60 months from     $14,320 per month   ditto
Building 4 Suite 100 Irving   7/2/94          1/10/94 ending
Texas                                         30/9/99

26 Rue Jean Moulin Vincennes  8/6/1993        3, 6 or 9 years    FF147,632 payable   Samuelson Alga-Cinema SA
                                              from 1/1/1993      in advance in 4
                                                                 equal quarterly
                                                                 instalments

24 Rue Jean Moulin(part)      13/5/1994       3, 6, 9 years      FF200,000 payable   Samuelson Alga-Cinema SA
                                              from 1/1/1994      in advance in 4
                                                                 equal quarterly
                                                                 instalments

7 Rue de L'Industrie Gen      1/5/1994        3, 6, 9 years      FF300,000 year      Cinecam SARL
Mevilliers

35 Rue Pleyel Saint Denis     1/1/1995        3, 6, 9 years      FF1,100,000 year    Samuelson Alga-Cinema SA

27 Napier Street Auckland     17/5/96         9 years            $230,000 pa         Film Facilities Limited

26 Wright Street Wellington   17/5/96         9 years            $9,116.66 per       Film Facilities Limited
                       month



Samuelson Film Services Pte Limited has an arrangement with Cinevideo Asia Pte Limited to share the occupation of Block 219 Henderson Industrial Park, Henderson Road, #03-06, Singapore

159556. There is no formal written agreement for this arrangement and some of the salient terms are as follows:

       (i)    in occupation of the premises since 12 April 1997;

       (ii)   a monthly payment of $2,500.00 to Cinevideo Asia Pte Limited; and

       (iii) the arrangement is determinable at any time at Cinevideo Asia Pte Limited's discretion.

                                     PART 3
                    DETAILS OF GROUP PROPERTY OUTSIDE THE UK
                        FREEHOLD PROPERTY (OR EQUIVALENT)



*Lot 1 McCourt  Road    N/A     N/A     N/A       Owners are Samuelson Film
Moss Vale                                         Service (Australia) Pty
                                                  Limited and John Barry Group
                                                  Pty Limited as tenants in
                                                  common in equal shares

                                   SCHEDULE 5
                                    TAX DEED


DATED:                      1997

PARTIES:

1. "Vendor": VISUAL ACTION HOLDINGS PLC (registered no. 3054629) whose registered office is at Unit 27, Taunton Road, The Metropolitan Centre, Greenford, Middlesex UB6 8UQ

2. "PEL": PANAVISION EUROPE LIMITED (registered no. 2532311) whose registered office is at The Old House, Shepperton Studios, Shepperton, Middlesex TW17 0QD

3. "Panavision": PANAVISION INC (a corporation incorporated under the laws of the State of Delaware, United States of America) whose principal office is at 6219 De Soto Avenue, Woodland Hills, California.

RECITAL

This deed is entered into in accordance with an agreement ("the Agreement") made between the Vendor (1), PEL (2) and Panavision (3) relating to the sale by the Vendor of the share capital of Samuelson Group Limited (registered no. 598635), to PEL and pursuant to which separate agreements have been entered into for the sale of Victor Duncan Inc., (a company incorporated in Michigan, United States of America) and Visual Action Holdings (N.Z.) Limited (a company incorporated in New Zealand) to Panavision.

OPERATIVE PROVISIONS:

1         Definitions

          In this deed:

1.1 the same meaning is given to words and expressions defined in the Agreement except where otherwise provided or expressly defined below;

1.2 "Claim for Taxation" includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of a Taxation Authority, whereby it appears that the Company is, or may be, subject to a Liability to Taxation (whether or not it is primarily payable by the Company and whether or not the Company has, or may have, any right of reimbursement);

1.3       "Completion" means completion of the Agreement;

1.4 "Consolidated Provision for Taxation" means the provision for Taxation for the UK Group Companies computed on a consolidated basis as at the Accounts Date by reference to the Last Accounts;

1.5 "Event" means any event, act, transaction or series of transactions and without limitation the receipt or accrual of any income, the realisation of any gains, any distribution or failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

1.6 "Final Determination" means (a) in the case of UK Taxation where there is no appeal, the date when the assessment or other decision of the relevant authority becomes final so that no appeal or further appeal lies within any prescribed time limit and where there is an appeal the date when there is made an agreement under TMA s54 (or any legislative provision corresponding to that section) or a decision of a court or tribunal from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit and (b) in the case of other Taxation the date when any Claim for Taxation becomes finally determined so that no appeal or further appeal lies within any prescribed time limit or where no appeal lies, the date when any Taxation in respect of a Claim for Taxation is paid. Cognitive expressions shall be construed accordingly;

1.7       "group relief" means group relief within the meaning of s402(1) ICTA;

1.8 "Liability to Taxation" means any liability (including a liability which is a primary liability of some other person) to make a payment in respect of Taxation (or any such liability to make a payment which would have arisen but for the utilisation of a Purchaser's Relief) but does not include:

1.8.1 the loss, counteracting or clawing back of any Relief which would otherwise have been available to the Company; or

1.8.2 the nullifying, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company provided, however, that:

          (a) if and to the extent that the Relief lost, counteracted or clawed back is a Relevant Relief or Relevant Right, then, where the same results in the Company suffering a liability to make a payment in respect of Taxation, that liability shall itself be a "Liability to Taxation" for the purposes of this deed; and

          (b) if a right to repayment nullified, cancelled or set off is a Relevant Right, then, when such right to repayment would otherwise have resulted in a payment to a Group Company, a "Liability to Taxation" shall be deemed to arise for the purposes of this deed;

1.9 "Original Group" means the Remaining Group and any other company which is, or has been, a member of a group of companies of which a Group Company is, or has been, a member;

1.10 "Purchaser's Relief" means any Relief to the extent the same arises to the Company in respect of a period commencing after Completion or wholly in respect of any Event occurring after Completion (assuming for this purpose that a period commences immediately after Completion);

1.11 "Relevant Relief" or "Relevant Right" means (respectively) a Relief or right to repayment of Taxation taken into account in the Last Accounts to the extent that it reduces or eliminates a provision for Taxation or is shown as an asset;

1.12 "Relief" includes any relief, loss, allowance, exemption, set-off or deduction in computing, or against, profits, income or gains of any description or from any source, or credit against Taxation or a right to repayment of Taxation;

1.13 "Specified Saving" means a Relief or right to repayment of Taxation or other saving of Taxation or any other kind of benefit available to be used or obtained by a Group Company (or a person connected with it);

1.14      "Specified Saving Date" means in relation to a Specified Saving:

1.14.1 in the case of a Relief the date upon which but for the Relief a Group Company (or any person connected with it) would have otherwise been liable to pay an amount of Taxation;

1.14.2 in the case of a right to repayment of Taxation, the date upon which a Group Company (or any person connected with it) receives repayment (whether by way of actual receipt or set off); and

1.14.3 in the case of any other saving or benefit, the date upon which it is actually enjoyed;

1.15 "Taxation" means all forms of taxation, duties and levies whatsoever and whenever imposed by a Taxation Authority and (without limitation) includes:

1.15.1 income tax, corporation tax, advance corporation tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, goods and services tax, customs and other import duties and national insurance, social security or other similar contributions and any foreign taxes, duties or levies in the nature of Taxation whether or not similar to any of the above and other taxes, duties or levies supplementing or replacing any of the above;

1.15.2 all interest, surcharges, fines and penalties incidental, or relating, to any of the above;

1.16 "Taxation Authority" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world including without limitation the Inland Revenue or HM Customs & Excise or any equivalent body in any relevant jurisdiction or any officer thereof or other authority having responsibility for charging or collecting Taxation;

1.17 "Taxation Returns" means all returns and computations of the Company (including without limitation making all claims, elections, disclaimers, revocations, consents, notices and surrenders) as may be required or appropriate or which the Vendor considers desirable;

1.18      "UK Group Company" means a Group Company incorporated in the United
          Kingdom;

1.19 "Vendor's Relief" means any Relief (other than a Relevant Relief or a Purchaser's Relief) available to a Group Company at the date of Completion (including Reliefs available by claiming capital allowances or revoking disclaimers thereof) and any Relief (other than a Relevant Relief or a Purchaser's Relief) arising wholly or mainly by reason of any act, omission or transaction of the Vendor or member of the Original Group which does not cause the Company to incur any liability, cost or expense (unless the Company receives a satisfactory indemnity against it);

1.20 where the context admits, "Company" includes each Group Company, so that this deed shall apply to each Group Company as if it were the Company;

1.21 references in this deed to "Purchaser" shall be references to PEL except where the Liability to Taxation, Claim for Taxation or action to be taken in question relates only to Visual Action (NZ) or Film Facilities Limited or VDI when references shall be to Panavision and as if Panavision owns 100% of the share capital of Visual Action (NZ) and Film Facilities Limited and, where the context allows, references shall be references to both PEL and Panavision;

1.22 references to utilisation of a Relief include any means by which such Relief is enjoyed;

1.23 references to this deed to TMA, ICTA, CAA, VATA and TCGA are respectively references to the Taxes Management Act 1970, Income and Corporation Taxes Act 1988, Capital Allowances Act 1990, Value Added Tax Act 1994 and Taxation of Chargeable Gains Act 1992 (as amended);

1.24 references to a person connected with another shall be construed in accordance with ICTA section 839.

2         Covenant

2.1 Subject as provided below, the Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to:

2.1.1 any Liability to Taxation of the Company including (without limitation) any Liability to Taxation of the Company resulting from or arising in respect of the transfer of the business and assets of the Company's video division to Advanced Broadcast Systems, Inc., ("ABSI") and the subsequent sale of ABSI and/or the transfer of the business and assets of the Vendor's video business to other members of the Remaining Group;

2.1.2 any settlement of a Claim for Taxation where the Claim relates to a Liability to Taxation to which clause 2.1.1 would have applied;

2.1.3 the reasonable costs properly incurred by the Purchaser or the Company in relation to any demands, actions, proceedings and claims in respect of a Liability to Taxation to which clause 2.1.1 applies or a Claim for Taxation relating to such a Liability to Taxation.

2.2 The covenant in clause 2.1 shall apply only where the Liability to Taxation or the Claim for Taxation:

2.2.1 results from or is made wholly or primarily in respect of or in consequence of any Event of the Company, or of the Vendor, occurring or entered into on or before Completion; or

2.2.2 results from, or is calculated by reference to, any income, profits or gains earned, received or accrued on or before Completion; or

2.2.3 results from, or is calculated by reference to, any dividend or distribution paid or made, or deemed to have been paid or made in the period from the Accounts Date to Completion.

2.3 If the Purchaser is satisfied that any payment due from the Vendor will be, or has been, subject to a Liability to Taxation, it shall be entitled to receive from the Vendor on demand such amount as will ensure that the net receipt, after Taxation, to the Purchaser in respect of the payment is the same as it would have been were the payment not subject to Taxation in the hands of the Purchaser. For the purpose of this clause 2.3, references to Purchaser shall be references to PEL only.

3         Exclusions

          The liability of the Vendor under this deed and for breach of any Tax Warranty shall, in so far as it is expressly provided, be limited or excluded in accordance with the provisions of Schedule 3 to the Agreement.

4         Mitigation and group relief

4.1 The Vendor shall be entitled to require, in order to avoid, reduce or mitigate any Liability to Taxation or Claim for Taxation in respect of which the Vendor may be liable under this deed that the Purchaser procures that the Group Companies co-operate and take all necessary steps to claim or utilise any Vendor's Relief.

4.2 Without prejudice to the rights of the Vendor under clause 4.1, the Vendor shall be entitled (for the avoidance of doubt) to require the Purchaser to use reasonable endeavours to procure that the Group Companies co-operate in making such claims for group relief (including from the members of the Original Group), and that the Group Companies shall surrender to each other (or to members of the Original Group) such amount of group relief, for accounting periods ending on or before Completion as appears to the Vendor reasonably necessary in order to avoid, reduce or mitigate any Liability to Taxation in respect of which the Vendor may be liable under this deed.

4.3 Where the Vendor has satisfied an obligation under this deed to make a payment to the Purchaser in respect of a Liability to Taxation and the Company has (whether by operation of law, contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person or persons in respect of the Liability to Taxation then, unless in the reasonable opinion of the Purchaser the future relationship of the Purchaser or any Group Company with any Taxation Authority or any other person would be materially prejudiced, the Purchaser shall procure that the Company shall take all reasonable steps to enforce the right and give credit to the Vendor for any sum



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


          recovered by the Company by reason of the right (less any reasonable costs properly incurred in relation to such recovery), or shall, at the request and expense of the Vendor, assign the right to the Vendor, in such form as it shall reasonably require.

4.4 Clause 4.5 shall apply where an amount of Taxation paid by the Group Company or the Event giving rise to the Liability to Taxation or liability for breach of a Tax Warranty may result or has resulted in a Specified Saving and the Vendor has made a payment to the Purchaser in respect of such Taxation under this deed or in respect of a breach of a Tax Warranty.

4.5       The Purchaser shall:

4.5.1 procure that the Group Companies use all reasonable endeavours to use or obtain the Specified Saving as soon as possible; and

4.5.2 pay to the Vendor an amount equal to the amount or value of the Specified Saving within twelve days of receipt of written demand therefore by the Vendor or the Specified Saving Date (if later).

4.6 The Purchaser shall notify the Vendor within twelve days of the Specified Saving Date and immediately upon receipt of a written request of the Vendor the Purchaser shall procure that the auditors of the Group Company concerned shall certify the amount of set off under clause 4.3 or any payment due to the Vendor under clause 4.5.

4.7 The Purchaser shall procure that, to the extent that any relief for trading losses or other amounts eligible for group relief available for surrender have arisen in a Group Company in respect of periods ending on or before the Accounts Date, the Group Companies shall surrender such losses or other amounts by way of group relief to such members of the Original Group in such amounts and in such proportions as the Vendor shall in its absolute discretion require provided that the Vendor shall not be entitled to require a surrender to the extent that such a surrender would result in the Consolidated Provision for Taxation being an underprovision.





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


4.8 The Purchaser shall use reasonable endeavours to procure that full effect is given to all claims, surrenders and other utilisation of losses and Reliefs to which this clause applies and that such claims, surrenders and utilisations are allowed in full by the relevant Taxation Authority and shall procure that all such notices, claims and surrenders and all such other documents and returns as may be necessary to secure that full effect is given to the surrenders and claims within this clause are signed and submitted to the relevant Taxation Authority within the applicable time limit and otherwise in accordance with the relevant legislation.

5         Conduct of Claims

5.1 The Purchaser shall notify the Vendor in writing of any Claim for Taxation which comes to its notice, whereby the Vendor is or may become liable to make a payment to the Purchaser under this deed or for breach of a Tax Warranty. Where a time limit for appeal applies to the Claim for Taxation, the notification shall be given as soon as reasonably practicable after the date on which the Claim for Taxation comes to the notice of the Purchaser and in any event not later than 10 Business Days before the expiry of the time limit. Where no time limit applies or the period to which the limit relates has not commenced, the notification shall be given within 21 Business Days of that date.

5.2 The Purchaser shall ensure that a Claim for Taxation to which this deed applies, or in respect of which the Vendor is or may become liable to make a payment to the Purchaser for a breach of a Tax Warranty, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and is not paid prematurely; and, for this purpose, any payment made by the Company to avoid incurring interest or a penalty in respect of unpaid Taxation shall be deemed not to be paid prematurely.

5.3 The Purchaser shall take or use reasonable endeavours to procure that the Company shall take such action as the Vendor shall reasonably require to avoid, mitigate, resist or contest any Claim for Taxation to which this deed applies or in respect of which the Vendor is or may become liable to make a payment to the Purchaser in respect of a breach of a Tax Warranty and in particular (but without limitation) shall use all reasonable endeavours to ensure, at the request in writing of the Vendor, that (a) the

          Vendor is placed in a position to dispute on behalf of the Company any Claim for Taxation to which this deed applies or in respect of which the Vendor is or may become liable to make a payment to the Purchaser in respect of a breach of a Tax Warranty and (b) provide the Vendor with access to all relevant documents, accounting and other records (including without restriction direct access to all relevant employees) and (c) shall use reasonable endeavours to render, or cause to be rendered, to the Vendor all such other assistance as the Vendor may reasonably require in disputing the Claim for Taxation.

5.4 Subject to clause 5.5, the Vendor shall be entitled, on behalf of the Company, to instruct such solicitors or other professional advisers as the Vendor may nominate, to act on behalf of the Vendor or the Company, to the intent that the conduct, and costs and expenses, of the dispute shall be delegated entirely to and be borne solely by the Vendor.

5.5 In connection with the conduct of any dispute relating to a Claim for Taxation to which this deed applies or in respect of which the Vendor is or may become liable to make a payment to the Purchaser for breach of a Tax Warranty:

5.5.1 the Vendor shall keep the Company informed of relevant matters and shall forward, or procure to be forwarded, to the finance director of the Company copies of relevant correspondence and other written communications;

5.5.2 the Vendor shall at the request of the Purchaser indemnify and secure the Purchaser and each Group Company, to the reasonable satisfaction of the Purchaser, in respect of any liability, costs and expenses of disputing any Claim for Taxation to which this deed applies;

5.5.3 the Vendor shall not be entitled to require the Purchaser or the Company to make any settlement or compromise of the dispute nor agree any matter in the conduct of the dispute which is likely to affect materially and adversely the basis of the future Liability to Taxation of the Company, without the prior approval of the Purchaser, which approval shall not be unreasonably withheld or delayed. The Purchaser shall not be entitled to withhold consent insofar as the settlement or compromise involves the utilisation or reduction of Vendor's Reliefs or the agreement affects such Reliefs.

6         Indemnity against secondary tax liability

6.1 The Purchaser shall indemnify on written demand the Vendor from and against:

          (a) any Liability to Taxation or Claim for Taxation recoverable from the Vendor or any of its subsidiaries including former subsidiaries; and

          (b) all losses, costs and expenses attributable thereto or arising in connection therewith by reason of the Company or any Group Company failing to meet its or their primary liability to Taxation when due and, in particular, but without limitation, under ICTA section 767A in respect of corporation tax assessed on the Company or any other Group Company.

6.2 The indemnity in clause 6.1 shall not apply to Taxation to the extent that the Purchaser could claim payment in respect of it under clause 2.

6.3 If any payment due from the Purchaser under clause 6.1 is, or has been, subject to a Liability to Taxation, the Vendor may calculate and demand from the Purchaser such amount as will ensure that the net receipt to the Vendor, after Taxation, in respect of the payment, is the same as it would have been were the payment not subject to Taxation in the hands of the Vendor.

7         Dates for and Quantum of Payments

7.1 This clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Vendor pursuant to clause 2 of this deed and (where expressly provided) the amounts of the payments or repayments.

7.2 The Vendor shall make payment to the Purchaser to the extent that, and on the date on which, the Company discharges or is deemed to discharge a Liability to Taxation in respect of which the Purchaser is entitled to receive a payment under this deed.

7.3 The Purchaser shall make a repayment to the Vendor to the extent that, and on the date on which, the Company receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to clause
          7.2. Any repayment to the Vendor pursuant to this clause 7.3 shall not prejudice the rights of the Purchaser against the Vendor in the event that a further Liability to Taxation (in respect of which the Purchaser is entitled to payment under this deed) is imposed on the Company whether in respect of matters to which the repayment relates or otherwise.

7.4 For the purposes of clause 7.2, the Company shall be deemed to discharge a Liability to Taxation:

7.4.1 on the date on which the Company pays any amount of Taxation in respect of the Liability to Taxation;

7.4.2 where the Liability to Taxation has been avoided by the utilisation of Relevant Reliefs or a Purchaser's Relief, on the date on which (had there been no such utilisation) a Liability to Taxation falls to be paid which would have otherwise been avoided by the utilisation of the Relevant Relief or Purchaser's Relief in question or 10 days after written notice thereof (whichever is the later).

7.5 For the purpose of clause 7.3, the Company shall be deemed to receive a repayment:

7.5.1 on the date on which the Company receives a repayment of Taxation to which clause 7.2 applies;

7.5.2 if and when the Company would have received a repayment but for a Liability to Taxation in respect of which the Company is not entitled to be indemnified under this deed;

7.5.3 if and when the Company would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or

7.5.4 if and when the Company is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

7.6 Upon Final Determination of a relevant Claim for Taxation the Vendor shall pay to the Company such amount, or further amount in addition to any sums already paid under this deed, as is required to cover the full liability of the Vendor under this deed.

7.7 Upon making any repayment to the Vendor pursuant to clause 7.3, the Purchaser shall also pay to the Vendor an amount equal to any repayment supplement, pursuant to ICTA section 825, or equivalent sum attributable to that repayment, or any interest awarded or paid in respect of it, less any attributable tax.

7.8       Any dispute in relation to the provisions of clauses 7.4, 7.5, 7.6 or
          7.7 may be referred, by the Purchaser or the Vendor, to the auditors for the time being of the Company (provided that the auditors are, in the reasonable opinion of the Vendor, a firm of sufficient standing to carry out such determination competently and to the reasonable satisfaction of the Vendor), acting as experts and not as arbitrators, whose certificate shall be final and binding upon the parties in the absence of manifest error.

8         Tax returns for open accounting periods

8.1 The Purchaser shall procure that the Vendor (or its duly authorised agents) shall, in respect of all accounting periods ending on or before the Accounts Date, be entitled to:

          (a) prepare and submit to the relevant Taxation Authority the Taxation Returns;

          (b) deal with all matters relating to Taxation which concern or affect the Company including having the full conduct of all negotiations and correspondence relating to any Taxation Returns;

          (c) be entitled to settle with a relevant Taxation Authority the Taxation affairs of the Company; and

          (d) where relevant notify the Company in writing of the amount to be paid to any Taxation Authority at least seven Business Days before such sum is due.

8.2       The Purchaser shall also procure that:

          (a) the Company shall promptly provide to the Vendor and its duly authorised agents and any relevant Taxation Authority with all such information and documents as the Vendor (or its duly authorised agents) shall reasonably require in connection with the matters referred to in clause 8.1;

          (b) the Vendor is as soon as reasonably practicable sent a copy of any communication from any Taxation Authority insofar as it relates to matters referred to in clause 8.1;

          (c) the Company will give the Vendor and its duly authorised agents such access (including the taking of copies) to the books, accounts and records of the Company (including all books, records and other documents kept for the purposes of
                    VAT) and such other assistance as it or they reasonably require (including without limitation direct access to its employees during normal business hours at such place as the Purchaser shall reasonably specify upon reasonable notice) for the purposes of:

                    (i) exercising its rights and discharging its responsibilities under clause 8.1;

                    (ii) any matter relating to the Taxation affairs of the Original Group; and

                    (iii) consultation in relation to the matters set out in clause 8.5 below.

          (d) the Vendor or its duly authorised agent has a proper opportunity to exercise the rights and discharge their responsibilities under clause 8.1.

8.3       The Vendor shall:

          (a) keep the Purchaser fully informed of all relevant matters arising in the course of exercising its rights and discharging its responsibilities under clause 8.1 and as to the state of any negotiations referred to in clause 8.1(b) above; and

          (b) provide the Company with such information as is reasonably necessary to enable the Company and the Purchaser (if it so requests) to review any return or document submitted to the Company for signature.

8.4 The Vendor or its duly authorised agent shall deliver all Taxation Returns or other documents which are required to be signed by or on behalf of the Company to the Purchaser or (as the case may be) the Company for authorisation, signing and submission to the relevant Taxation Authority and the Purchaser shall procure that the Company shall promptly sign any Taxation return or other document delivered to it under this clause without delay (and in any event within any relevant time limit) and without amendment provided that the Purchaser shall be under no obligation to procure the authorisation, signing, or submission to a Taxation Authority of any document delivered to it under clause which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect.

8.5 The Purchaser will, and will procure that each Group Company will, consult with the Vendor in relation to the preparation and submission to the Inland Revenue of the Taxation Returns of the Group Companies for the accounting period (or periods) of the Group Companies in which Completion takes place. The Purchaser will, and will procure that each Group Company will, afford the Vendor a reasonable opportunity to consider before submission such Taxation Returns and will take into account the Vendor's reasonable representations.

8.6 The Purchaser will, and will procure that each Group Company will, preserve all books, records and other documents kept for the purposes of VAT for such period as is required by law.

9         General

9.1 The Purchaser shall procure that each Group Company performs its obligations under this deed.

9.2 Clauses 16, 18, 19, 20, 21, 24 and 27 of the Agreement shall apply mutatis mutandis to this deed as if set out here in full.

          DELIVERED as a deed on the date of this document






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



                                   SCHEDULE 6
                              RELEASE OF GUARANTEES

                                     PART 1
                         To be released by the Purchaser

1. Letter of Awareness from Visual Action Holdings plc in respect of Facilities provided to Samuelson Group Pty Limited, Samuelson Film Service (Australia) Pty Limited, John Barry Group Pty Limited and Samuelson Cases (Australia) Pty Limited dated 18 July 1996.

2. Deed of Loan Subordination between National Australia Bank Limited, Visual Action Holdings plc, Samuelson Group Pty Limited, Samuelson Film Service (Australia) Pty Limited, John Barry Group Pty Limited and Samuelson Cases (Australia) Pty Limited in respect of monies, other than of a trade nature owing to Visual Action Holdings Pty Limited dated 24 July 1996.

3. Letter of Comfort dated 14 August 1996 from Visual Action Holdings plc to Bank of New Zealand.

4. Cross Composite Guarantee dated 26 February 1996 between Visual Action Holdings plc, Samuelson Group Limited, Samuelson Film Services London Limited, TP Sound Services, Samuelson Communication Limited, Grip House Limited, Samfreight Limited, Cine Holdings Limited, Cine-Europe Limited, Cinevideo Limited only in so far as it relates to Group Companies.

5. Samuelson Film Services Limited Trade Debt Guarantee dated 12 April 1996, beneficiary Lloyds Bank Plc, issued under group facility letter.

6. Letter of Comfort dated 22 March 1994 from Samuelson Group plc to Union Bank of California, N.A. in respect of Audio Visual Headquarters Corporation only in so far as it relates to facilities made available to VDI.

                                     PART 2
                          To be released by the Vendor

         Property               Guarantee

1.       Unit 1                 in favour of ACS Coffee Service Limited
         Oxgate Lane
         London NW2

2.       Unit 10                in favour of Schroder Exempt Property Unit Trust
         Hillmead Estate
         Swindon

3.       Unit 11                in favour of MNOPF Trustees Limited
         Industrial Centre
         (13 Field Way)
         Western Avenue
         Greenford

                                   SCHEDULE 7
                                    PENSIONS

1      Definitions

1.1 For the purposes of this Schedule the following expressions shall have the following meanings:-

       "Actuary"

       means a person who is a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries in Scotland.

       "AVC Fund"

       means those assets which are referable to additional voluntary contributions paid under the 1991 Scheme by any Transferring Member which are used to provide money-purchase benefits.

       "Cash Equivalent"

       means, in relation to any benefits under a pension scheme, the amount calculated in accordance with the Transfer Provisions and Guidance Note 11 published by the Institute and Faculty of Actuaries disregarding the value of any discretionary benefits under that pension scheme and disregarding any requirement or power to reduce the cash equivalent to take account of an insufficiency of funds.

       "Contracted-Out Benefits"

       means in relation to a Joining Employee, any guaranteed minimum pension, protected rights and all benefits accrued in respect of contracted-out employment after 5th April 1997.

       "Executive Scheme"

       means the Cine Holdings Executive Pension Scheme.

       "Joining Employee"

       means a Pensionable Employee who is a member at Completion of the 1991 Scheme and accepts the offer of membership of the Purchaser's Plan made under paragraph 4.3.

       "Life Scheme"

       means the Cine Holdings Group Death in Service Benefit Scheme.

       "Money Purchase Schemes"

       means the Executive Scheme, the Life Scheme, the VIP Scheme and the Staff Scheme.

       "Past Service Benefits"

       means benefits (other than Contracted-Out Benefits) for, and in respect of, each Transferring Member in relation to service up to Completion.

       "Payment Date"

       means in relation to the Transfer Amount 10 working days after the date on which all of the conditions referred to in paragraph 7.1 have been fulfilled.

       "Pensionable Employees"

       means employees of any Group Companies at Completion who are then members accruing benefits under any of the Vendor's Pension Schemes.

       "Purchaser's Actuary"

       such actuary as is appointed by the Purchaser for the purposes of this Schedule.

       "Purchaser's Plan"

       means the pension scheme or schemes which is, or are, to be established or nominated by the Purchaser under paragraph 4.1.

       "Seller's Actuary"

       means the Actuary or firm of Actuaries appointed by the Vendor for the purpose of this Schedule.

       "Transfer Amount"

       means in relation to each Transferring Member, the Cash Equivalent of the benefits) accrued to or in respect of him under the 1991 Scheme less the Cash Equivalent of the Contracted-Out Benefits.

       "Transfer Provisions"

       means Chapter IV, Part IV of the Pension Schemes Act 1993.

       "Transferring Member"

       means a Joining Employee who accepts the offer to transfer his Past Service Benefits in accordance with this Schedule in lieu of his accrued rights under the 1991 Scheme (other than his accrued rights to benefits for which liability is retained by the 1991 Scheme).

       VIP Scheme"

       means the Samuelson Group PLC Tier 2 VIP Scheme.

2      Conduct of the Vendor's Pension Scheme pending Completion

       Pending Completion:-

       (a) the Vendor shall procure that contributions are made to the Money Purchase Schemes for and in respect of Pensionable Employees in accordance with the terms of those Schemes;

       (b) neither the Vendor nor any of its subsidiaries will do or permit any act during that period which might prejudice the approval of any of the Vendor's Pension Schemes;

              (i) no discretion will be exercised under the Vendor's Pension Schemes to :-

              (ii) augment benefits thereunder in respect of any Pensionable Employees;

              (iii) admit to membership thereof an employee of any Group Company who would not otherwise have been eligible for admission to membership;

              (iv) provide in respect of a Pensionable Employee a benefit which has not otherwise been provided; or

       (c) pay a contribution in respect of an employee of any Group Company which would not otherwise have been paid

       (d) the Vendor shall procure that all benefits payable under the Vendor's Pension Schemes on the death of a member which are currently insured continue to be insured on the same basis under a policy effected with an insurance company of good repute.

       (e) the Vendor will procure that save as required by law neither it nor any of its subsidiaries will do or permit any act which would result in:-

              (i) any change in the terms of any of the Vendor's Pension Schemes as they affect any Group Company or any of their employees; or

              (ii) any additional obligation of a Group Company to contribute to any of the Vendor's Pension Schemes.

3      Money Purchase Schemes and 1991 Scheme

3.1 The Vendor shall procure that with effect from Completion there is substituted in relation to each of the Money Purchase Schemes a company, other than any Group Company, as the principal employer in relation to each of the Money Purchase Schemes. The Vendor shall pay to the Purchaser by way of reduction of the purchase consideration an amount equal to any payment required to be made by any Group Company in respect of any liability arising after Completion incurred by such Group Company in its capacity as principal employer under any of the Money Purchase Schemes.

3.2 Each Group Company which participates in the 1991 Scheme shall cease such participation on Completion.

4      The Purchaser's Plan

4.1 The Purchaser will establish or nominate a pension scheme ("the Purchaser's Plan") on, or before Completion. The Purchaser's Plan shall:-

       (a) be an exempt approved scheme or so designed as to be capable of treatment by the Commissioners of Inland Revenue as an exempt approved scheme whether an occupational scheme or otherwise;

       (b)    be established and administered wholly in the United Kingdom.

4.2 The Purchaser will notify the Vendor of the reference number which has been given to the Purchaser's Plan by the Pension Schemes Office of the Inland Revenue as soon as practicable.

4.3 The Purchaser will procure that the Pensionable Employees will be invited to become members of the Purchaser's Plan with effect from Completion.

5      Transfer from the 1991 Scheme

5.1 The Purchaser will procure that each Joining Employee shall have an option to elect for, or to consent to, a transfer payment being made from the 1991 Scheme to the Purchaser's Plan for the purpose of acquiring the additional rights in the Purchaser's Plan described in paragraph 5.4.

5.2 An announcement letter ("the Transfer Letter") which sets out the terms of the offer to transfer Past Services Benefits under the 1991 Scheme will be sent to each Joining Employee no later than ten days after determination of the Transfer Amount. The Transfer Letter shall state that the offer must be accepted in the manner set out in the Transfer Letter within six weeks.

5.3 The Transfer Letter (excluding details of the Transfer Amount) shall be sent to the Vendor at least 7 working days before it is issued by the Purchaser to Joining Employees. The Transfer Letter shall be subject to the prior approval of the Vendor which approval must not be unreasonably withheld or delayed.

5.4 Subject to payment of the Transfer Amount to the trustees of the Purchaser's Plan, the Purchaser will procure that the Purchaser's Plan will provide Past Service Benefits for, and in respect of each Transferring Member. Those benefits will be calculated on a money purchase basis by reference to the Transfer Amount attributable to such Transferring Member.

6      Calculation of the Transfer Amount

6.1 The Purchaser shall notify the Vendor of the names of all the Joining Employees within six weeks of Completion.

6.2 The Vendor shall procure that, as soon as practicable, and not later than 21 days after receiving the notification referred to in 6.1, the Seller's Actuary shall calculate the Transfer Amount in relation to each Joining Employee and notify such calculation to the Purchaser's Actuary.

6.3 The Vendor shall procure that the Seller's Actuary will provide, as soon as practicable, to the Purchaser's Actuary such information and data as the Purchaser's Actuary may reasonably require to enable him to calculate, verify and agree such Transfer Amount.

6.4 If the Seller's Actuary and the Purchaser's Actuary are unable to agree on the calculation of the Transfer Amount within 14 days of the date on which the Purchaser's Actuary received the information and data under paragraph 6.3 or such longer period as the

       Vendor and Purchaser shall agree the matter shall be dealt with in accordance with paragraph 10.

6.5 The Vendor and the Purchaser undertake to use their respective best endeavours to procure that all such information and data shall be true, complete and accurate in all material respects as at the date the information is required for the purpose of the Schedule and that it shall be sufficient to enable all calculations or determinations to be made for the purposes of the Schedule. The Vendor and the Purchaser undertake to use their respective best endeavours to procure that all such information and data shall be given to the Seller's Actuary and the Purchaser's Actuary as soon as practicable and without unreasonable delay.

7      Payment of the Transfer Amount

7.1 The Transfer Amount is payable once the following conditions have been, and remain, satisfied in relation to the 1991 Scheme:-

       (a)    the Purchaser's Plan has been established or nominated; and

       (b) the trustees of the 1991 Scheme have received from the Purchaser duly completed acceptances of the offer, in a form which is consistent with the requirements of paragraph 5.2, from the Transferring Members who elect for, or consent to, a transfer payment being made; and

       (c) the trustees of the 1991 Scheme have received written confirmation from the trustees of the Purchaser's Plan that they are willing and able to receive the Transfer Amount; and

       (d) the Transfer Amount has been determined in accordance with paragraph 6 or 10; and

       (e) the satisfaction of any other conditions which are required to be satisfied in connection with the transfer of assets and rights in respect of the Transferring Members in accordance with statutory provisions or Inland



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              Revenue requirements or the requirements of any regulatory body from time to time in force.

       The Vendor and the Purchaser undertake to use their respective best endeavours to procure that the above conditions which are applicable to each of them respectively or to their respective professional advisers or to the trustees of the 1991 Scheme or the Purchaser's Plan shall be, and remain, satisfied.

7.2 Subject to paragraph 7.1, the Vendor undertakes to use its reasonable endeavours to procure that the trustees of the 1991 Scheme shall, on or before the Payment Date, transfer to the trustees of the Purchaser's Plan a cash sum equal to the Transfer Amount.

7.3 If the Transfer Amount to be transferred by the 1991 Scheme is not transferred in full to the trustees of the Purchaser's Plan within 14 days of the Payment Date, as provided for in paragraph 7.2, the Vendor undertakes (as principal and not as guarantor), not later than one month after receipt of a written demand from the Purchaser, to pay to the Purchaser (or at the Purchaser's direction to the employers for the time being of the Transferring Members), by way of an adjustment of the consideration for the purchase of the Shares (as defined in this Agreement) the Shortfall increased by Interest

       In this paragraph :

              "Shortfall" means the amount by which the Transfer Amount exceeds the amount transferred from the 1991 Scheme to the Purchaser's Plan (whether before or after the written demand referred to above is received).

              "Interest" means interest at two per cent over the base lending rate of National Westminster Bank PLC from time to time in force, calculated from day to day on the amount of the Shortfall which remains outstanding from the Payment Date to the day on which the Transfer Amount or the unpaid part of the Transfer Amount is actually received by the trustees of the Purchaser's Plan.


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8      Additional Voluntary Contributions

8.1 The AVC Fund shall be disregarded for all purposes of this Schedule except paragraphs 8.2 and 8.3.

8.2 The Vendor shall use reasonable endeavours to procure that the trustees of the 1991 Scheme will transfer the AVC Fund to the trustees of the Purchaser's Plan as soon as practicable after the Payment Date.

8.3 The Purchaser shall procure that the trustees of the Purchaser's Plan shall apply the AVC Fund, so as to provide appropriate money purchase benefits for, and in respect of, the appropriate Transferring Members.

9      Indemnity

       The Vendor shall pay to the Purchaser by way of reduction of the purchase consideration an amount equal to any payment which is made by any of the Group Companies under s144 of the Pension Schemes Act 1993 and s60 and s75 Pensions Act in respect of the 1991 Scheme. The Purchaser acknowledges that before permitting any Group Company to make a payment in respect of s75, it will give the Vendor an opportunity to make payments to the Vendor's Pension Scheme so as to remove any liability for the Group Companies under s75 in respect of the 1991 Scheme.

10     Dispute

10.1 If there is a dispute between the Seller's Actuary and the Purchaser's Actuary concerning the determination or agreement of the Transfer Amount or of any other matter to be determined or agreed by them, they shall be referred to an independent Actuary to be jointly appointed by the Vendor and the Purchaser.

10.2   If the Vendor and the Purchaser fail to reach agreement under paragraph
       10.1 on an appointment of an independent Actuay, either the Vendor or the Purchaser may request the President for the time being of the Institute of Actuaries to nominate an independent Actuary who shall then be appointed by the Vendor and Purchaser. The computations and certificate of the independent Actuary shall (in the absence of manifest error) be final and binding on the Vendor and the Purchaser. The costs and fees of the independent Actuary shall be paid one half by the Vendor and one half by the Purchaser unless the independent Actuary determines some other division between the two parties.




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                                   SCHEDULE 8
                           OVERSEAS COMPLETION MATTERS
                   SAMUELSON GROUP ALGA CINEMA SA ("SAMALGA")

The Vendor shall deliver to the Purchaser:

1. duly completed and signed share transfer forms (ordres de mouvements) in favour of the Purchaser or as it may direct, in respect of all the shares held by shareholders other than Samuelson Group;

2. a certified copy of the resolution of the board of directors of Samalga approving the Purchaser and/or such other persons or corporations as the Purchaser may specify as shareholders of Samalga;

3. the shareholder accounts of Samalga together with the Register of Transfers in both cases up to date to record the transfers made pursuant to the share transfer forms referred to in paragraph 1 hereof;

4. the minute books of board and shareholders' meetings of Samalga in both cases up to date together with the attendance book in respect of board meetings and the relevant attendance sheets and proxies in respect of shareholders' meetings;

5. the unconditional resignation of the president, of the directors (administrateurs) and of the general manager (directeur general) of Samalga;

6. the unconditional resignation of the Statutory Auditors (Commissaires aux Comptes) of Samalga and his substitute.



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                            CINECAM SARL ("CINECAM")

The Vendor shall deliver to the Purchaser:

1. a duly completed and signed purchase agreement (acte de cession de part sociale) in favour of the Purchaser or as it may direct, in respect of the one share not held by Samalga;

2. a certified copy of the resolution of the shareholders of Cinecam approving the Purchaser or such other person or corporation as the Purchaser may specify as shareholder of Cinecam;

3. the minute book of shareholders' meetings of Cinecam up to date together with the proxies;

4.   the unconditional resignation of the manager (gerant) of Cinecam.




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                           SAMUELSON GROUP PTY LIMITED
                 SAMUELSON FILM SERVICE (AUSTRALIA) PTY LIMITED
                          JOHN BARRY GROUP PTY LIMITED
                     SAMUELSON CASES (AUSTRALIA) PTY LIMITED

1. the Vendor shall deliver to the Purchaser the resignation in the Agreed Form of R K Ellis as a director of Samuelson Group Pty Limited.














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






SIGNED by R. K. Ellis                                )  /s/ R. K. Ellis
                                                     )
for and on behalf of                                 )
VISUAL ACTION HOLDINGS PLC                           )
in the presence of:                                  )

James Lever                                             /s/ James Lever
Solicitor
London EC4


SIGNED by J. J. Marcketta                            ) /s/ Jeffrey J. Marcketta
                                                     )
for and on behalf of                                 )
PANAVISION EUROPE LIMITED                            )
in the presence of:                                  )

James Lever                                            /s/ James Lever
Solicitor
London EC4



SIGNED by /s/ J. J. Marcketta                        ) /s/ Jeffrey J. Marcketta
                                                     )
for and on behalf of                                 )
PANAVISION INC                                       )
in the presence of:                                  )

James Lever                                            /s/ James Lever
Solicitor
London EC4

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